PROSPECTUS SUPPLEMENT NO. 16	Filed Pursuant to Rule 424(b)(8)
(to prospectus dated April 17, 2023)	Registration No. 333-269610

Primary Offering of

16,710,785 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

36,629,724 Shares of Common Stock

2,235,279 Shares of Series A Preferred Stock

NUBURU, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 17, 2023 (as supplemented from time to time, the “Prospectus”), with the information contained in the Amended Annual Report on Form 10-K/A filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on April 29, 2024 (the “Form 10-K/A”), the Current Report on Form 8-K filed by the Company with the SEC on May 3, 2024, and the Current Report on Form 8-K filed by the Company with the SEC on May 6, 2024 (the "Form 8-Ks" and, together with the Form 10-K/A, the "Forms"), other than any information which was furnished and not filed with the SEC. Accordingly, we have attached the Forms to this prospectus supplement. The Prospectus relates to the issuance of up to 16,710,785 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of warrants, consisting of up to 16,710,785 warrants (the “Public Warrants”), each of which is exercisable at a price of $11.50 per share, originally issued as part of units in the Company’s initial public offering (the “Public Warrant Shares”), and the registration for resale of (i) up to 36,629,724 shares of Common Stock (including up to (a) 30,298,320 shares held by certain former stockholders of Nuburu Subsidiary, Inc. (formerly known as Nuburu, Inc.) (“Legacy Nuburu”), including the Company’s officers and directors (the “Business Combination Shares”), (b) 515,394 shares underlying restricted stock units issued to an officer of the Company (the “Equity Award Shares”), (c) 950,000 shares held by Tailwind Sponsor LLC (the “Sponsor”) and 200,000 shares held by the Sponsor’s permitted transferees (collectively, the “Private Shares”), (d) 195,452 shares issued in a private placement to a certain Selling Securityholder (the “Private Placement Common Shares”), and (e) 4,470,558 shares issuable to certain Selling Securityholders upon the conversion of shares of the Company’s Series A preferred stock, par value $0.0001 per share (“Preferred Stock”) (the “Underlying Common Shares”)) and (ii) up to 2,235,279 shares of Preferred Stock.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the NYSE American under the symbol “BURU.” On May 6, 2024, the last quoted sale price for our Common Stock as reported on the NYSE American was $0.192 per share. We have not listed, nor do we intend to list, our Preferred Stock on any securities exchange or nationally recognized trading system.

We are a “smaller reporting company” and an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 9 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 6, 2024

l

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K/A

(Amendment No. 1)

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO

Commission File Number 001-39489

NUBURU, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	85-1288435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7442 S Tucson Way, Suite 130, Centennial, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 767-1400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES ☐ No ☒

Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ NO ☐

Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements. ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b). ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES ☐ NO ☒

The aggregate market value of the voting Common Stock held by non-affiliates of the registrant at June 30, 2023 was approximately $23,600,000. Shares of common stock beneficially owned by each executive officer and director have been excluded in that such persons may be deemed to be affiliates. This determination of executive officers and directors as affiliates is not necessarily a conclusive determination for any other purposes.

The number of shares of Registrant's Common Stock outstanding as of April 24, 2024 was 38,532,403 shares.

Documents Incorporated by Reference

None.

Auditor Firm PCAOB ID: 100	Auditor Name: WithumSmith+Brown, PC	Auditor Location: East Brunswick, New Jersey

EXPLANATORY NOTE

Nuburu, Inc. (referred to herein as the "Company," "Nuburu," "we," "us," or "our") is filing this amendment No. 1 on Form 10-K/A (this "Amendment") to amend our Annual Report on Form 10-K for the year ended December 31, 2023, originally filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2024 (the “Original 10-K”), to (i) include the information required by Items 10 through 14 of Part III of Form 10-K and (ii) amend Item 15 of Part IV of the Original 10-K to update the exhibit list. The information required by Items 10 through 14 of Part III of Form 10-K was previously omitted from the Original 10-K in reliance on General Instruction G(3) to Form 10-K, which permits the information in the above referenced items to be incorporated in the Form 10-K by reference from our definitive proxy statement if such statement is filed no later than 120 days after our fiscal year-end. We are filing this Amendment to include Part III information in our Form 10-K because a definitive proxy statement containing such information may not be filed by the Company within 120 days after the end of the fiscal year covered by the Form 10-K.

In accordance with Rule 12b-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Part III, Items 10 through 14 of the Original 10-K are hereby amended and restated in their entirety. Additionally, in accordance with Rules 12b-15 and 13a-14 under the Exchange Act, we have amended Part IV, Item 15 to include currently dated certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. Since no new financial statements have been included in this Amendment and this Amendment does not contain or amend any disclosure with respect to Items 307 and 308 of Regulation S-K, paragraphs 3, 4, and 5 of the certifications have been omitted. Similarly, since no financial statements have been included in this Amendment, certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 have been omitted. The cover page of the Form 10-K is also amended to delete the reference to incorporation by reference with respect to Part III information.

Except for the changes described above, including the filing of related certifications added to the exhibit list in Part IV, this Amendment makes no changes to the Original 10-K. This Amendment does not reflect events occurring after the filing of the Original 10-K or modify disclosures affected by subsequent events. Accordingly, this Amendment should be read in conjunction with the Original 10-K and other filings with the SEC. Terms used but not otherwise defined in this Amendment have such meaning as ascribed to them in the Original 10-K.

i

ii

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information About Our Board of Directors and Executive Officers

Board of Directors

The following sets forth certain information, as of April 24, 2024, about each member of our Board of Directors (the “Board”), including a discussion of their specific experience, qualifications, attributes, or skills that led to the conclusion that they should serve as directors.

Name	Age	Term Expires	Position	Position Since
Lily Yan Hughes (1) (2) (3)	61	2024	Director	2023
Elizabeth Mora (1)	63	2024	Director	2023
Ron Nicol	70	2024	Executive Chairman	2020 (4)
Brian Knaley	54	2025	Chief Executive Officer; Director	2023
Daniel Hirsch (3)	50	2025	Director	2023
Kristi Hummel (2)	51	2026	Director	2023
John Bolton (1) (3)	75	2026	Director	2023

(1)
Member of the audit committee. Ms. Mora serves as Chair of the audit committee.
(2)
Member of the compensation committee. Ms. Hummel is the chair of the compensation committee.
(3)
Member of the nominating and corporate governance committee. Ms. Hughes is the chair of the nominating and corporate governance committee.
(4)
Includes board service at Legacy Nuburu.

Lily Yan Hughes is a member of the board of directors. Ms. Hughes has served as assistant dean at Syracuse University College of Law since July 2021, overseeing strategy and operations for the office of career services since 2021 and the office of student experience since 2023. Ms. Hughes served as the senior vice president, chief legal officer and corporate secretary of Arrow Electronics, Inc. (NYSE: ARW), a global provider of products, services, and solutions to industrial and commercial users of electronic components and enterprise computing solutions, from 2019 to 2020, and as the senior vice president, chief legal officer and corporate secretary of Public Storage (NYSE: PSA), a provider of consumer-facing, service-oriented and data-driven real estate operating and developing services, from January 2015 to May 2019. Ms. Hughes holds a BA and a JD from the University of California, Berkeley.

We believe Ms. Hughes is qualified to serve on the board of directors due to her extensive public company governance and corporate counsel experience as well as executive experience in technology and global supply chains.

Elizabeth Mora is a member of the board of directors. Ms. Mora served as the chief administrative officer, vice president for finance, administration, and treasurer at the Charles Stark Draper Laboratory, Inc., a $750 million research and development innovation laboratory, from 2008 to 2020. Ms. Mora currently serves as a board member for Limoneira Company (NASDAQ: LMNR), a diversified citrus growing, packing, selling, and marketing company; Inogen, Inc. (NASDAQ: INGN), a medical technology company; MKS Instruments (NASDAQ: MKSI), a global semi-conductor equipment, laser, and laser packaging company; Everest Consolidator Acquisition Corp. (NYSE: MNTN), a special purpose acquisition company; and Everest Consolidator LLC, a private equity firm; and as a strategic advisor to Belay Associates, a financial technology platform. Ms. Mora holds a BA in Political Science from the University of California, Berkeley, an MBA from Simmons College, and a CPA license in the Commonwealth of Massachusetts.

We believe Ms. Mora is qualified to serve on the board of directors due to her extensive industry and leadership experience, particularly in technology and manufacturing.

Ron Nicol is Executive Chairman of the board of directors. Mr. Nicol joined the Legacy Nuburu board of directors in September 2020. Mr. Nicol has been a senior advisor to Boston Consulting Group since January 2016. Prior to that, he was a longtime senior partner and managing director of Boston Consulting Group, holding roles as the global leader of the Organization practice; global leader of the Technology, Media & Telecommunications practice; leader of the South System; and chairman of North and South America. Before joining Boston Consulting Group in 1987, Mr. Nicol held senior positions with Babcock and Wilcox and was a U.S. naval officer, serving aboard a nuclear ballistic missile submarine and teaching nuclear engineering. Mr. Nicol earned his BS in Physics from the United States Naval Academy and his MBA from the Fuqua School of Business, Duke University.

We believe Mr. Nicol is qualified to serve on the board of directors due to his extensive industry and leadership experience.

Brian Knaley is the Company’s Chief Executive Officer and a member of the board of directors. Mr. Knaley served as the Company’s Chief Financial Officer from February 2022-November 2023, when he became Chief Executive Officer. Mr. Knaley has over 25 years of experience in finance and operations. Prior to joining the Company, Mr. Knaley served as the chief financial officer of CEA Industries Inc. (NASDAQ: CEAD), a provider of controlled environmental solutions, and as chief financial officer of Proximo Medical LLC, a start-up specializing in the commercialization of medical devices. He also served as senior vice president and interim chief financial officer of ViewRay (NASDAQ:VRAY), a global manufacturer of MRI-guided radiation therapy systems. Mr. Knaley holds a BA in Accounting from Thomas More College and is a licensed CPA in the State of Ohio.

We believe Mr. Knaley is qualified to serve on the board of directors because of his extensive leadership experience and knowledge of our company.

Daniel Hirsch is a member of the board of directors. Mr. Hirsch has been a consultant to and Executive in Residence with Anzu Partners since August 2022. Mr. Hirsch was the Chief Financial Officer and Corporate Secretary and a member of the board of directors of Anzu Special Acquisition Corp I (NASDAQ: ANZU) from October 2022 through September 2023. Mr. Hirsch was a principal of Cascade Acquisition Holdings, LLC, the sponsor of a special purpose acquisition company, Cascade Acquisition Corp. (NYSE: CAS), formed in November 2020, and served as its chief operating officer and chief financial officer through May 2022. Mr. Hirsch served as a consultant to Trinity Real Estate Investments, LLC from January 2019 through November 2019 in connection with Trinity’s sponsorship of a special purpose acquisition company, Trinity Merger Corp, which completed its initial business combination in November 2019 with Broadmark Realty Capital (NYSE: BRMK) (“Broadmark”). Since November 2019, Mr. Hirsch has served on the board of Broadmark and is currently the chair of the Nominating and Governance Committee and a member of the Compensation Committee and the Finance Committee. In addition, Mr. Hirsch has served on the board of The Macerich Company (NYSE: MAC), a real estate investment trust, since 2018 and is currently a member of the Compensation Committee and Nominating and Governance Committee. In addition, Mr. Hirsch served as a consultant to Farallon Capital Management, L.L.C. (“Farallon”), an investment firm that manages capital on behalf of institutions and individuals, for which he has served as a board designee with respect to Farallon’s investment in Playa Hotels & Resorts N.V. (NASDAQ: PLYA), from January 2017 to March 31, 2020. During his tenure as a director at Playa Hotels & Resorts N.V., Mr. Hirsch served as the chair of the Compensation Committee, and a member of the Nominating and Governance Committee and Capital Allocation Committee. Previously, from November 2003 to December 2016, Mr. Hirsch held several senior positions at Farallon, including Managing Member of the Real Estate Group from 2009 to December 2016, Managing Director from 2007 to 2008 and Legal Counsel from 2003 to 2006. Prior to joining Farallon, Mr. Hirsch worked as an associate in the San Francisco office of the law firm Covington & Burling LLP, from 2001 to 2003. Mr. Hirsch graduated from Yale Law School with a J.D. and earned a Bachelor of Arts degree, summa cum laude, in Law, Jurisprudence and Social Thought from Amherst College.

We believe Mr. Hirsch is qualified to serve on the board of directors due to his extensive leadership experience, knowledge of the capital markets and substantive public company board experience in advising public companies on transactional and corporate governance matters. Mr. Hirsch is the current Anzu Representative (see Item 13 “Certain Relationships and Related Party Transactions — The Company — Anzu Designee Letter Agreement”).

Kristi Hummel is a member of the board of directors. Ms. Hummel has served as the Chief Talent Officer of United Health Group (NYSE: UNH) since November 2022. Prior to that, she was Chief People Officer for Skillsoft (NYSE: SKIL), a global leader in corporate digital learning, from September 2021 until October 2022, and the senior vice president human resources at Dell Technologies Inc. (NYSE: DELL), from September 2016 until September 2021. Ms. Hummel holds both a BS in Business Administration and Management and an MBA from Babson College.

We believe Ms. Hummel is qualified to serve on the board of directors due to her extensive experience in organizational management.

John Bolton is an attorney, diplomat, consultant and political commentator. He was the National Security Advisor to former President Donald Trump and served as the United States Ambassador to the United Nations from 2005 to 2006. He has spent many years of his career in public service and held high-level positions in the Administrations of Presidents Ronald Reagan, George H. W. Bush and George W. Bush. As an attorney, Ambassador Bolton was in private practice in Washington, DC from 1974 to 2018, except when he was in government service. He graduated with a BA, summa cum laude, from Yale College and received his JD from Yale Law School.

We believe Mr. Bolton is qualified to serve on our board of directors based on his extensive experience in the defense, energy, and aerospace markets and his leadership expertise.

Board Diversity

The table below provides highlights of the composition of our Board:

Board Diversity Matrix as of 4/24/2024
	Female	Male	Non-Binary	Did Not Disclose Gender
Total number of directors:	7
Part I: Gender Identity
Directors	3	4	―	―
Part II: Demographic Background
Asian	1	―	―	―
White	2	4	―	―
LGBTQ+	1

Executive Officers

The following is biographical information for our executive officers, including their ages, as of April 24, 2024.

Name	Age	Position
Ron Nicol	70	Executive Chairman
Brian Knaley	54	Chief Executive Officer
Brian Faircloth	51	Chief Operating Officer

Ron Nicol is the Company's Executive Chairman and a member of the board of directors. Please see Mr. Nicol's biography set forth above in the section titled "Board of Directors."

Brian Knaley is the Company's Chief Executive Officer and a member of the board of directors. Please see Mr. Knaley's biography set forth above in the section titled "Board of Directors."

Brian Faircloth is the Company’s Chief Operating Officer. Mr. Faircloth has served as Legacy Nuburu’s Chief Operating Officer since December 2021. Prior to that he was at Foro Energy, a leader in commercializing high power lasers for the oil, natural gas, geothermal, and mining industries, as vice president of engineering from 2009 until 2016 and as chief technology officer from 2015 until December 2021, and also held various operational and leadership roles in other high power laser and optic companies. Mr. Faircloth holds a Master’s degree in Electrical Engineering and Applied Physics from Washington University in St. Louis, a Master’s in Six Sigma from Villanova University and Master certificates in Business Management and Marketing from the A.B. Freeman School of Business, Tulane University.

Code of Business Conduct and Ethics

The Company’s board of directors has adopted a code of business conduct and ethics (the "Code of Conduct"), applicable to all of the Company’s employees, executive officers and directors. The Code of Conduct is available on the Company’s website. Information contained on or accessible through the Company’s website is not a part of this Amendment. The nominating and corporate governance committee of the Company’s board of directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. The Company expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. The board of directors adopted these Corporate Governance Guidelines to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board of directors follows with respect to board and committee composition and selection, board meetings, Chief Executive Officer performance evaluation and management development and succession planning for senior management, including the Chief Executive Officer position, as well as minimum shareholding requirements for our officers and directors. A copy of our Corporate Governance Guidelines is available on the “Corporate Governance” section of our investor relations website at https://ir.nuburu.net/governance/governance-documents/default.aspx.

Leadership Structure of the Board of Directors

One of the key functions of the board of directors is informed oversight of the Company’s risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

Role of Board of Directors in Risk Oversight Process

One of the key functions of the board of directors is informed oversight of the Company’s risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The audit committee also monitors compliance with legal and regulatory requirements. The Company’s compensation committee also assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their beneficial ownership of our securities. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Based solely on a review of forms filed with the SEC and written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the fiscal year ended December 31, 2023, except with respect to (i) the late filing of a Form 4 on June 23, 2023, for David Seldin, a shareholder of the Company, with respect to a series of transactions that occurred on June 16, 2023; (ii) the late filing of a Form 4 on February 7, 2023 for transactions that occurred on January 31, 2023 for the following persons: Revsin Boris, a former director of the Company; Quist Will, a former Director of the Company; Hollod Christopher John, a former director and Chief Executive Officer of the Company; Tailwind Sponsor LLC, a shareholder Company; Sheriff Alan, a former director of the Company; Eby Matthew, a former director and Chief Financial Officer of the Company; Lu Wisdom, a former director of the Company; Krim Philip, a former director and shareholder of the Company; and (iii) the filing of a Form 4/A on February 7, 2023, amending the Form 4 filed on October 19, 2020, for Tailwind Sponsor LLC, a shareholder of the Company, with respect to a transaction that occurred on October 18, 2020.

Board Committees

The Company’s board of directors has three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. Copies of the charters for each committee are available on the Company’s website.

The following table provides information on the board of director's current committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Independent
Brian Knaley
Ron Nicol
Daniel Hirsch
Lily Yan Hughes	X	X	Chair	X
Kristi Hummel		Chair		X
Elizabeth Mora	Chair		X	X
John Bolton	X		X	X

Audit Committee

The Company’s audit committee consists of Elizabeth Mora, Lily Yan Hughes and John Bolton. The board of directors has determined that each of the members of the audit committee satisfies the independence requirements of NYSE American and Rule 10A-3 under the Exchange Act and is able to read and understand fundamental financial statements in accordance with NYSE American’s audit committee requirements. In arriving at this determination, the board of directors examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Ms. Mora serves as the chair of the audit committee. The board of directors has determined that Ms. Mora qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of NYSE American’s rules. In making this determination, the board of directors considered Ms. Mora’s formal education and previous experience in financial roles. Both the Company’s independent registered public accounting firm and management periodically meet privately with the Company’s audit committee.

The functions of this committee include, among other things:

•
evaluating the performance, independence and qualifications of the Company’s independent auditors and determining whether to retain the Company’s existing independent auditors or engage new independent auditors;
•
reviewing the Company’s financial reporting processes and disclosure controls;
•
reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;
•
reviewing the adequacy and effectiveness of the Company’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of the Company’s internal audit function;
•
reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by the Company;
•
obtaining and reviewing at least annually a report by the Company’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;
•
monitoring the rotation of partners of the Company’s independent auditors on the Company’s engagement team as required by law;
•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Company’s independent auditor;
•
reviewing the Company’s annual and quarterly financial statements and reports, including the disclosures contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such periodic reports, and discussing the statements and reports with the Company’s independent auditors and management;
•
reviewing with the Company’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of the Company’s financial controls and critical accounting policies;
•
reviewing with management and the Company’s auditors any earnings announcements and other public announcements regarding material developments;
•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding financial controls, accounting, auditing or other matters;
•
preparing the report that the SEC requires in the Company’s annual proxy statement;

•
reviewing and providing oversight of any related party transactions in accordance with the Company’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including the Company’s code of ethics;
•
reviewing the Company’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
•
reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company. The audit committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of Nuburu’s investor relations website at https://ir.nuburu.net/governance/governance-documents/default.aspx.

Compensation Committee

The Company’s compensation committee consists of Kristi Hummel and Lily Yan Hughes. Ms. Hummel serves as the chair of the compensation committee. The Company’s board of directors has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of NYSE American. The functions of the committee include, among other things:

•
reviewing and approving the corporate objectives that pertain to the determination of executive compensation;
•
reviewing and approving the compensation and other terms of employment of the Company’s executive officers;
•
reviewing and approving performance goals and objectives relevant to the compensation of the Company’s executive officers and assessing their performance against these goals and objectives;
•
making recommendations to the Company’s board of directors regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Company’s board of directors;
•
reviewing and making recommendations to the Company’s board of directors regarding the type and amount of compensation to be paid or awarded to the Company’s non-employee board members;
•
reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
•
administering the Company’s equity incentive plans, to the extent such authority is delegated by the Company’s board of directors;
•
reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for the Company’s executive officers;
•
reviewing with management the Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Company’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such periodic report or proxy statement;
•
preparing an annual report on executive compensation that the SEC requires in the Company’s annual proxy statement; and
•
reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Company’s board of directors.

The composition and function of its compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE American rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company. The compensation committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of Nuburu’s investor relations website at https://ir.nuburu.net/governance/governance-documents/default.aspx.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee consists of Lily Yan Hughes, Beth Mora and John Bolton. The Company’s board of directors has determined that each of the members of the Company’s nominating and corporate governance committee satisfies the independence requirements of NYSE American.

Ms. Hughes serves as the chair of the Company’s nominating and corporate governance committee. The functions of this committee include, among other things:

•
identifying, reviewing and making recommendations of candidates to serve on the Company’s board of directors;
•
evaluating the performance of the Company’s board of directors, committees of the Company’s board of directors and individual directors and determining whether continued service on the Company’s board of directors is appropriate;
•
evaluating nominations by stockholders of candidates for election to the Company’s board of directors;

•
evaluating the current size, composition and organization of the Company’s board of directors and its committees and making recommendations to the Company’s board of directors for approvals;
•
developing a set of corporate governance policies and principles and recommending to the Company’s board of directors any changes to such policies and principles;
•
reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the Company’s board of directors current and emerging corporate governance trends; and
•
reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Company’s board of directors, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE American rules and regulations. The Company will comply with future requirements to the extent they become applicable. The nominating and corporate governance committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of Nuburu’s investor relations website at https://ir.nuburu.net/governance/governance-documents/default.aspx.

ITEM 11. EXECUTIVE COMPENSATION

Prior to the closing of the Business Combination in January 2023, none of our officers received any cash compensation for services rendered to us. Accordingly, the compensation in this section for prior to January 2023 relates to the compensation of executive officers of Legacy Nuburu who became our executive officers following the Business Combination.

Due to the timing of the Business Combination, the compensation of our executive officers for 2022 was determined by Legacy Nuburu. Upon consummation of the Business Combination, the board of directors established a Compensation Committee, which is responsible for determining our executive compensation following the Business Combination.

Executive Compensation

The following is a discussion and analysis of compensation arrangements of our named executive officers, or "NEO"s. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs as of December 2023 were as follows:

•
Ron Nicol, Executive Chairman;
•
Brian Knaley, Chief Executive Officer;
•
Mark Zediker, the Company's former Executive Officer (whose employment ended with the Company on November 1, 2023); and
•
Brian Faircloth, Chief Operating Officer.

Summary Compensation Table

The following table sets forth total compensation paid to our named executive officers for the years ended December 31, 2023, and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Ron Nicol (3)	2023	$100,000	$53,500	$211,315	$—		$364,815
Executive Chairman	2022	$—	$—	$1,423,515	$—		$1,423,515
Brian Knaley (4)	2023	$339,167	$—	$220,215	$50,000	(5)	$609,382
Chief Executive Officer	2022	$325,000	$—	$962,275	$—		$1,287,275
Dr. Mark Zediker	2023	$400,000	$—	$—	$—		$400,000
Former Chief Executive Officer	2022	$400,000	$—	$—	$—		$400,000
Brian Faircloth	2023	$360,000	$—	$92,820	$—		$452,820
Chief Operating Officer	2022	$325,000	$3,150,000	$—	$—		$3,475,000
(1)
The amounts in this column represent the aggregate grant-date fair value of awards of restricted stock units granted to the applicable named executive officer for the applicable year, computed in accordance with the Financial Accounting Standards Board’s ("FASB") Accounting Standards Codification ("ASC") Topic 718 ("ASC 718"). For a discussion of the assumptions made by Nuburu in determining the grant-date fair value of Nuburu’s restricted stock unit awards, please see Note 11.

Stock-Based Compensation to the audited consolidated financial statements of the Company for the years ended December 31, 2023 and 2022, included in the Original 10-K.
(2)
The amounts in this column represent the aggregate grant-date fair value of stock options granted to the applicable named executive officer for the applicable year, computed in accordance with ASC 718. For a discussion of the assumptions made by Nuburu in determining the grant-date fair value of Nuburu’s stock option awards, please see Note 11. Stock-Based Compensation to the audited consolidated financial statements of the Company for the years ended December 31, 2023 and 2022, included in the Original 10-K. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by Nuburu’s named executive officers.
(3)
Mr. Nicol became the Company's Executive Chairman on September 25, 2023, and began earning an annual salary of $100,000. Prior to that, Mr. Nicol served as independent Chairman of the Board and was compensated as a non-employee director.
(4)
Mr. Knaley has served as Nuburu’s Chief Financial Officer beginning February 21, 2022, through October 31, 2023 earning an annual salary of $325,000. On November 1, 2023, the Company appointed Mr. Knaley as the Company's Chief Executive Officer and increased his annual base salary to $410,000.
(5)
Consists of a spot bonus paid to Mr. Knaley upon the completion of the Business Combination.

Outstanding Equity Awards at Fiscal Year End December 31, 2023

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2023.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Ron Nicol	04/09/2022 04/18/2023 08/31/2023 08/31/2023 09/25/2023	(3) (4) (5) (6) (7)	429,497 93,750 17,187 270,000	85,896 93,750 1,563 1,890,000	6.11 0.39 0.39 0.32	04/08/2032 08/30/2033 08/30/2033 09/25/2033	- 15,625	- 2,345
Brian Knaley	03/17/2022 07/18/2023 07/18/2023 11/1/2023	(8) (9) (10) (11)	158,274 - 47,916 -	187,040 420,000 297,084 500,000	6.11 0.57 0.57 0.29	03/16/2032 07/17/2033 07/17/2033 10/31/2033
Dr. Mark Zediker	10/21/2022	(12)	998,946		4.86	10/20/2030
Brian Faircloth	01/07/2022 07/18/2023	(13) (14)	-	420,000	0.57	07/17/2033	225,484	43,485

(1)
This column represents the exercise price per share of the stock option on the date of the grant, as adjusted by the Common Stock Exchange Ratio (if granted before the Business Combination).
(2)
The market value is based on the fair market value of a share of Nuburu Common Stock on December 31, 2023, of $0.15 per share, multiplied by the number of unvested awards.
(3)
2/5ths of the total shares vested on April 9, 2022, and 1/50th vested or will vest each month thereafter on the 13th day of the month, subject to the holder’s continuous service through each vesting date.
(4)
1/8th of the total shares vested on April 30, 2023, and 1/8th vested or will vest each quarter thereafter (beginning July 31, 2023), subject to the holder's continuous service through each vesting date.
(5)
1/12th of the total shares vested or will vest on the first day of each month beginning on July 1, 2023, subject to the holder’s continuous service through each vesting date.
(6)
1/12th of the total shares vested or will vest on the first day of each month beginning on February 1, 2023, subject to the holder’s continuous service through each vesting date.
(7)
1/24th of the total shares vested on October 25, 2023, and 1/24th of the total shares vested or will vest each month thereafter on the same day of the month, subject to the holder’s continuous service through each vesting date.
(8)
1/4th of the total shares vested on February 1, 2023, and 1/48th of the total shares vested or will vest each month thereafter on the same day of the month, subject to the holder's continuous service through each vesting date.

(9)
1/4th of the total shares will vest on July 18, 2024, and 1/36th of the remaining shares will vest each month thereafter on the same day of the month, subject to the holder's continuous service through each vesting date.
(10)
1/36th of the total shares vested on July 18, 2023, and 1/36th of the total shares have vested or will vest each month thereafter on the same day of the month, subject to the holder's continuous service through each vesting date.
(11)
1/4th of the shares will vest on November 1, 2024, and 1/36th of the remaining shares will vest each month thereafter on the same day of the month, subject to the holder's continuous service through each vesting date.
(12)
This amount listed includes options that vested prior to Dr. Zediker's termination with the Company that have not been exercised. Dr. Zediker has no other outstanding equity awards.
(13)
The restricted stock units subject to the award vest upon satisfaction of both a service-based requirement and a liquidity event requirement. 1/4th of the total restricted stock units subject to the award satisfied the service-based requirement on the first trading day on or after February 15, 2023, and thereafter, 1/16th of the restricted stock units will satisfy the service-based requirement on each subsequent quarterly vesting date (consisting of February 15, May 15, August 15, and November 15 of a given year), subject to the holder’s continuous service through such date. 100% of the restricted stock units subject to the award satisfied the liquidity event requirement on the completion of the Business Combination and the holder’s continued service through the date of such completion.
(14)
1/4th of the total shares will vest on July 18, 2024, and 1/36th of the remaining shares will vest each month thereafter on the same day of the month, subject to the holder's continuous service through each vesting date.

Executive Officer Employment Agreements

The following provides an overview summary of employment or service agreements with Nuburu’s named executive officers as of December 31, 2023.

Brian Knaley

Nuburu entered into an employment agreement with Brian Knaley, Nuburu’s Chief Executive Officer, effective as of December 2, 2022, which agreement was further amended effective November 1, 2023. Mr. Knaley’s annual rate of base salary is $410,000, and he is eligible for an annual cash incentive bonus of up to 60% of his annual base salary. The bonus for 2023 and 2024 will be payable in restricted stock units. He also earned an incentive bonus of $50,000 upon the completion of the Business Combination and a promotion equity award of 500,000 non-qualified stock options upon his promotion to Chief Executive Officer on November 1, 2023.

The term of employment for Mr. Knaley under his employment agreement is through October 31, 2025. If Nuburu terminates Mr. Knaley’s employment without “cause” or Mr. Knaley terminates his employment for “good reason” (each as defined in Mr. Knaley’s employment agreement), and Mr. Knaley executes a separation agreement and release of claims in a form reasonably satisfactory to Nuburu that becomes effective and irrevocable no later than 60 days following the date of such termination, then Mr. Knaley will be entitled to continuing payments of base salary, payable monthly at the rate then in effect, for 12 months following his termination. If Mr. Knaley’s employment terminates due to his death, Mr. Knaley’s surviving spouse or other beneficiary, if applicable, will be entitled to a lump sum payment equal to 6 months of Mr. Knaley’s base salary at the rate then in effect. If Nuburu terminates Mr. Knaley’s employment due to his “disability” (as defined in Mr. Knaley’s employment agreement), and Mr. Knaley executes a separation agreement and release of claims in a form reasonably satisfactory to Nuburu that becomes effective and irrevocable no later than 60 days following the date of such termination, then Mr. Knaley will be entitled to severance pay with an aggregate value equal to 6 months of Mr. Knaley’s base salary at the rate then in effect, payable in equal monthly installments.

Upon a change in control (as defined in Mr. Knaley's employment agreement), all remaining unvested shares subject to Mr. Knaley's outstanding options or other compensatory equity awards covering shares of the Company's common stock will accelerate vesting in full prior to the completion of the change in control.

Mr. Knaley’s employment agreement includes certain non-solicitation obligations for 24 months following his termination and certain non-competition obligations for 24 months following his termination, provided that Mr. Knaley will not be subject to any non-competition obligations following his termination upon the expiration of the term of the employment agreement. Mr. Knaley’s employment agreement further provides for certain mutual non-disparagement obligations with respect to both Mr. Knaley and Nuburu.

Brian Faircloth

Nuburu entered into an amended and restated employment agreement with Brian Faircloth, Nuburu’s Chief Operating Officer, effective as of December 2, 2022, which agreement was further amended effective January 1, 2024. Mr. Faircloth’s annual rate of base salary is $360,000, and he is eligible for incentive compensation as determined by the board of directors.

The term of employment for Mr. Faircloth under his amended and restated employment agreement is through October 31, 2025. If Nuburu terminates Mr. Faircloth’s employment without “cause” or Mr. Faircloth terminates his employment for “good reason” (each as defined in Mr. Faircloth’s amended and restated employment agreement), and Mr. Faircloth executes a separation agreement and release of claims in a form reasonably satisfactory to Nuburu that becomes effective and irrevocable no later than 60 days following the date of such termination, then Mr. Faircloth will be entitled to continuing payments of base salary, payable monthly at the rate then in effect, for 12 months following his termination. If Mr. Faircloth’s employment terminates due to his death, Mr. Faircloth’s surviving spouse or other beneficiary, if applicable, will be entitled to a lump sum payment equal to 6 months of Mr. Faircloth’s base salary at the rate then in effect. If Nuburu terminates Mr. Faircloth’s employment due to his “disability” (as defined in Mr. Faircloth’s amended and restated employment agreement), and Mr. Faircloth executes a separation agreement and release of claims in a form reasonably satisfactory to Nuburu that becomes effective and irrevocable no later than 60 days following the date of such termination, then Mr. Faircloth will be entitled to severance pay with an aggregate value equal to 6 months of Mr. Faircloth’s base salary at the rate then in effect, payable in equal monthly.

Mr. Faircloth’s employment agreement includes certain non-solicitation obligations for 24 months following his termination and certain non-competition obligations for 12 months following his termination, provided that Mr. Faircloth will not be subject to any non-competition obligations following his termination upon the expiration of the term of the employment agreement. Mr. Faircloth’s employment agreement further provides for certain mutual non-disparagement obligations with respect to both Mr. Faircloth and Nuburu.

Director Compensation

Pursuant to the Company's Director Compensation Policy for 2024, each non-employee director will receive the following cash amounts for their service:

Compensation element
Director Annual Retainer	$50,000
Audit Committee Chair	$50,000

The Company's Director Compensation Policy for 2024 provides that non-employee directors can convert all or 50% of their annual cash retainers into additional options at an implied 75% Black Scholes value. For those that elect this option, 25% of the annual retainer to be paid in options will be granted as vested options on the first day of each quarter in 2024. If the director chooses the cash payment option, the amount will be paid quarterly in arrears.

Director Compensation for Fiscal Year Ended December 31, 2023

In November 2022, Nuburu entered into letter agreements with each of Daniel Hirsch, Kristi Hummel, Lily Yan Hughes and Elizabeth Mora, and in August 2023 Nuburu entered into a letter agreement with John Bolton, each of whom serves on the board of directors as a non-employee director. Pursuant to the non-employee director letter agreements, during 2023 each such non-employee director was entitled to a fee of $50,000 per annum (or $100,000 per annum in the case of Elizabeth Mora, who serves as the chair of the audit committee of the board of directors), payable quarterly in arrears (on a prorated basis, as applicable, with respect to board services rendered during the applicable quarter), as well as reimbursement of reasonable travel and other business expenses incurred in the performance of the non-employee director’s duties to Nuburu. Additionally, pursuant to the non-employee director letter agreements, following the effectiveness of the Registration Statement on Form S-8 (File No. 333-271183) registering shares of Common Stock to be issued pursuant to the Company's 2022 Equity Incentive Plan (the "2022 Plan"), each such non-employee director on the Board at the time was granted a one-time award of restricted stock units covering 25,000 shares of Common Stock, scheduled to vest on a quarterly basis in equal installments over a two-year period commencing at the closing of the Business Combination (the "Closing"), subject to the non-employee director’s continued status as a service provider through the applicable vesting dates and such other terms and conditions as set forth in the 2022 Plan and the applicable award agreement thereunder. The foregoing description of the letter agreements is qualified in its entirety by the full text of the letter agreements, a form of which is attached as Exhibit 10.26 to our Registration Statement on Form S-1 (File No. 333-269610) filed with the SEC on February 7, 2023, and is incorporated herein by reference.

In August 2023, Nuburu included in its director compensation policy an annual option grant of 50,000 non-qualified stock options per director, with a grant date of the next trading day following the Company's annual meeting of stockholders in 2024 and beyond. The awards vest monthly, on the first day of the month, over 12 months, with any remaining unvested awards accelerating if the next annual meeting is less than 12 months after the last one. The 2023 option awards were granted on August 31, 2023. The options will vest in 12 monthly installments starting from June 16, 2023 (the date of the Company's June 16, 2026 annual meeting of stockholders).

Additionally, in August 2023, Nuburu included in its director compensation policy an annual option grant to recognize service of the chairs of the board and its committees and the service of committee members. Awards in the following were granted on June 16, 2023, and will be awarded in 2024 upon the completion of the 2024 annual meeting of stockholders. The annual option grants awarded to the Board are summarized in the table below.

Board Position	Options Granted
Board Member Service	50,000
Board Chair	50,000
Compensation and Nominating Committee Chairs	40,000
Committee Members	10,000

Additionally, each director serving on the Board at the time of the Closing was provided 18,750 non-qualified stock options for the 4.5 months of service provided during the period commencing upon the consummation of the Business Combination and ending June 16, 2023. Such award was granted on August 31, 2023, with vesting over 12 months beginning January 31, 2023. Each director was also granted an additional award of non-qualified stock options for 37.5% of their 2023 committee service award noted in the table above, with the same vesting provisions as the 18,750 stock options previously mentioned.

Nuburu may further revise its executive and director compensation program from time to time to better align compensation with Nuburu’s business objectives and the creation of stockholder value, while enabling Nuburu to attract, retain, incentivize and reward individuals who contribute to the long-term success of Nuburu. Decisions on the executive compensation program will be made by the compensation committee.

The following table presents the total compensation for each non-employee director that served on our Board during 2023. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board in 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total ($)
John Bolton	$16,667	$—	$11,557	$28,224
Daniel Hirsch	$45,833	$53,500	$5,638	$104,971
Kristi Hummel	$45,883	$53,500	$10,148	$109,531
Lily Yan Hughes	$45,883	$53,500	$11,740	$111,123
Elizabeth Mora	$91,667	$53,500	$6,765	$151,932

(1)
Board retainers were pro-rated for Mr. Bolton as he became a non-employee director in August 2023. Board retainers were pro-rated for the remaining directors as they began earning the retainers after the Closing occurred on January 31, 2023.
(2)
The amounts in this column represent the aggregate grant-date fair value of awards of restricted stock units granted to the applicable named executive officer for the applicable year, computed in accordance with ASC 718. For a discussion of the assumptions made by Nuburu in determining the grant-date fair value of Nuburu’s restricted stock unit awards, please see Note 11. Stock-Based Compensation to the audited consolidated financial statements of the Company for the years ended December 31, 2023 and 2022, included in the Original 10-K.
(3)
The amounts in this column represent the aggregate grant-date fair value of stock options granted to the applicable named executive officer for the applicable year, computed in accordance with ASC 718. For a discussion of the assumptions made by Nuburu in determining the grant-date fair value of Nuburu’s stock option awards, please see Note 11. Stock-Based Compensation to the audited consolidated financial statements of the Company for the years ended December 31, 2023 and 2022, included in the Original 10-K. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by Nuburu’s named executive officers.
(4)
As of December 31, 2023, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors who served on our Board during 2023 were:

Name	Stock Awards	Stock Options
John Bolton	-	111,667
Daniel Hirsch	15,625	68,750
Kristi Hummel	15,625	123,750
Lily Yan Hughes	15,625	110,417
Elizabeth Mora	15,625	82,500

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of April 24, 2024 (the "Ownership Date"), by:

•
each person or “group” who is known by the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock;
•
each of the Company’s named executive officers and directors; and
•
all current named executive officers and directors of the Company, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our Common Stock subject to common stock warrants, options that are currently exercisable or exercisable within 60 days of the Ownership Date, and restricted stock units and performance share awards that vest within 60 days of the Ownership Date, are deemed to be outstanding and to be beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. This table is based upon information supplied by named executive officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Percentage ownership of our Common Stock in the table below is based on 38,532,403 shares of our Common Stock issued and outstanding on April 24, 2024. Unless noted otherwise, the address of each of the individuals and entities named below is c/o Nuburu, Inc., 7442 S Tucson Way, Suite 130, Centennial, CO 80112.

Name of Beneficial Owner	Number of Outstanding Common Shares Beneficially Owned	Number of Common Shares Exercisable Within 60 Days	Number of Common Shares Beneficially Owned	Percentage of Beneficial Ownership
Greater than 5% Stockholders:
Anzu Investors(1)	11,527,783	—	11,527,783	29.9%
Wilson-Garling 2020 Family Trust uad 9/20/20(2)	10,956,210	—	10,956,210	28.4%
Dr. Mark Zediker(3)	4,313,356	749,209	5,062,565	13.1%

Named Executive Officers and Directors:
Brian Knaley(4)		306,856	306,856	*
Brian Faircloth(5)	182,069	32,212	214,281	*
Ron Nicol(6)	2,932,992	1,423,294	4,356,286	11.3%
John Bolton(7)		157,499	157,499	*
Daniel Hirsch(8)	12,500	134,375	146,875	*
Lily Yan Hughes(9)	12,500	178,541	191,041	*
Kristi Hummel(10)	12,500	189,375	201,875	*
Elizabeth Mora(11)	12,500	85,625	98,125	*
Common Shares all directors and executive officers own as a group (7 persons)	3,165,061	2,507,777	5,672,838	14.7%

* Represents beneficial ownership of less than one percent of our outstanding shares of Common Stock.

(1)
Includes (i) 2,114,451 shares of Common Stock held by Anzu Nuburu LLC, (ii) 972,535 shares of Common Stock held by Anzu Nuburu II LLC, (iii) 799,143 shares of Common Stock held by Anzu Nuburu III LLC, (iv) 5,320,946 shares of Common Stock held by Anzu Nuburu V LLC, (v) 93,521 shares of Common Stock held by Anzu Partners LLC, (vi) 264,346 shares of Common Stock held by David Seldin, (vii) 1,744,186 shares of Common Stock issuable to Mr. Seldin upon conversion of the 7% convertible promissory notes due 2026 (the “Convertible Notes”) issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of June 12, 2023, by and among the Company and the investors listed on Schedule I thereto (the “Purchase Agreement”), (viii) 54,169 shares of Common Stock held by David & Jennifer Michael Family Ltd Partnership, (ix) 12,759 shares of Common Stock held by CST Global LLC, (x) 145,349 shares of Common Stock issuable to CST Global LLC upon conversion of the Convertible Notes issued pursuant to the Purchase Agreement, and (xi) 6,378 shares of Common Stock held by Whitney Haring-Smith. The aforementioned information is based partially on the information reported on Schedule 13D/A filed by the Anzu Investors on November 13, 2023. The foregoing Anzu Investors have entered into the 10b5-1 Sales Plan authorizing Tigress to sell all of the shares of Common Stock received by the Anzu Investors at the Closing of the Business Combination during the period specified in such plan, subject to certain price and volume parameters, and therefore may be deemed a “group” as that term is used in Section 13(d)(3) of the Exchange Act. Mr. Seldin, a Managing Partner of Anzu Partners LLC, and Debrah C. Herman, Chief Financial Officer of Anzu Partners LLC, each serve as the managers of each of the Anzu SPVs and share voting and investment power with respect thereto. The principal office of each of the Anzu Investors is 12610 Race Track Road, Suite 250, Tampa, Florida 33626.
(2)
Includes (i) 3,311,410 shares of Common Stock held by Wilson-Garling 2020 Family Trust uad 9/20/20, of which Jill Garling is the trustee, (ii) 7,267,442 shares of Common Stock issuable to the Wilson Garling 2023 Family Trust, of which Ms. Garling is also the trustee, upon conversion of the Convertible Notes issued pursuant to the Purchase Agreement, and (iii) 377,358 shares of Common Stock held by W-G Investments LLC, of which Ms. Garling is a member and of which her spouse, Thomas Wilson, is the sole manager. The aforementioned information is based partially on the information reported on Schedule 13D/A filed by the Wilson-Garling Family Trust uad 9/20/20 on June 13, 2023.
(3)
Includes (i) 4,308,203 shares of Common Stock held by Dr. Zediker, (ii) 749,209 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to stock options held by Dr. Zediker, and (iii) 5,153 shares of Common Stock held by Dr. Zediker’s spouse.
(4)
Includes 306,856 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to stock options held by Mr. Knaley.
(5)
Includes (i) 182,069 shares of Common Stock held by Mr. Faircloth and (ii) 32,212 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to restricted stock units held by Mr. Faircloth.
(6)
Includes (i) 1,321,308 shares of Common Stock held by Eunomia, LP, of which Mr. Nicol is the manager, (ii) 1,453,488 shares of Common Stock issuable to Eunomia, LP upon conversion of the Convertible Notes issued pursuant to the Purchase Agreement, (iii) 158,196 shares of Common Stock held by Mr. Nicol, and (iv) 1,420,169 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to stock options held by Mr. Nicol, and (v) 3,125 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to restricted stock units held by Mr. Nicol.
(7)
Represents 157,499 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to stock options held by Mr. Bolton.

(8)
Includes (i) 12,500 shares of Common Stock held by Mr. Hirsch, (ii) 131,250 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to stock options held by Mr. Hirsch, and (iii) 3,125 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to restricted stock units held by Mr. Hirsch.
(9)
Includes (i) 12,500 shares of Common Stock held by Ms. Hughes, (ii) 175,416 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to stock options held by Ms. Hughes, and (iii) 3,125 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to restricted stock units held by Ms. Hughes.
(10)
Includes (i) 12,500 shares of Common Stock held by Ms. Hummel, (ii) 186,250 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to stock options held by Ms. Hummel, and (iii) 3,125 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to restricted stock units held by Ms. Hummel.
(11)
Includes (i) 12,500 shares of Common Stock held by Ms. Mora, (ii) 82,500 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to stock options held by Ms. Mora, and (iii) 3,125 shares of Common Stock that may be acquired within 60 days of the Ownership Date pursuant to restricted stock units held by Ms. Mora.

Percentage ownership of our Series A preferred stock ("Preferred Stock") in the table below is based on 2,388,905 shares of our Preferred Stock issued and outstanding on April 24, 2024. Unless noted otherwise, the address of each of the individuals and entities named below is c/o Nuburu, Inc., 7442 S Tucson Way, Suite 130, Centennial, CO 80112.

Name of Beneficial Owner	Number of Outstanding Series A Preferred Shares Beneficially Owned	Number of Series A Preferred Shares Exercisable Within 60 Days	Number of Series A Preferred Shares Beneficially Owned	Percentage of Beneficial Ownership
Greater than 5% Stockholders:
Anzu Investors(1)	1,081,361		1,081,361	45.3%
Wilson-Garling 2020 Family Trust uad 9/20/20(2)	121,205		121,205	5.1%
Mark Zediker

Named Executive Officers and Directors:
Brian Knaley
Brian Faircloth
Ron Nicol(3)	121,308		121,308	5.1%
John Bolton				*
Daniel Hirsch
Lily Yan Hughes
Kristi Hummel
Elizabeth Mora
Series A Preferred Shares all directors and executive officers own as a group (7 persons)	121,308		121,308	5.1%

* Represents beneficial ownership of less than one percent of our outstanding shares of Preferred Stock.

(1)
Includes (i) 97,409 shares of Preferred Stock held by Anzu Nuburu LLC, (ii) 44,767 shares of Preferred Stock held by Anzu Nuburu II LLC, (iii) 36,937 shares of Preferred Stock held by Anzu Nuburu III LLC, (iv) 244,414 shares of Preferred Stock held by Anzu Nuburu V LLC, (v) 500,000 shares of Preferred Stock held by Anzu Partners LLC, (vi) 121,411 shares of Preferred Stock held by David Seldin, (vii) 24,282 shares of Preferred Stock held by CST Global LLC and (viii) 12,141 shares of Preferred Stock held by Whitney Haring-Smith. The aforementioned information is based partially on the information reported on Schedule 13D/A filed by the Anzu Investors on November 13, 2023. The foregoing Anzu Investors have entered into the 10b5-1 Sales Plan authorizing Tigress to sell all of the shares of Common Stock received by the Anzu Investors at the Closing of the Business Combination during the period specified in such plan, subject to certain price and volume parameters, and therefore may be deemed a “group” as that term is used in Section 13(d)(3) of the Exchange Act. Mr. Seldin, a Managing Partner of Anzu Partners LLC, and Debrah C. Herman, Chief Financial Officer of Anzu Partners LLC, each serve as the managers of each of the Anzu SPVs and share voting and investment power with respect thereto. The principal office of each of the Anzu Investors is 12610 Race Track Road, Suite 250, Tampa Florida 33626.
(2)
Includes 121,205 shares of Preferred Stock held by W-G Investments LLC, of which Ms. Garling is a member and of which her spouse, Thomas Wilson, is the sole manager. The aforementioned information is based partially on the information reported on Schedule 13D/A filed by the Wilson-Garling Family Trust uad 9/20/20 on June 13, 2023.
(3)
Includes 121,308 shares of Preferred Stock held by Eunomia, LP, of which Mr. Nicol is the manager.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of December 31, 2023.

Plan Category	Number of securities to be issued upon the exercise of outstanding stock options, appreciation rights, stock awards and restricted stock units (a)(1)	Weighted-average exercise price of outstanding options, stock appreciation rights, stock awards and restricted stock units(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,436,123	$1.86	1,117,619
Equity compensation plans not approved by security holders	-	$-	-
Total	8,436,123	$-	1,117,619

(1)
Consists of 7,547,750 shares subject to outstanding options and 888,373 shares subject to outstanding restricted stock units.
(2)
The weighted-average exercise price does not reflect the shares of our common stock that will be issued in connection with the settlement of restricted stock units, which have no exercise price.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Person Transactions Policy

The Company’s board of directors has adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities (including Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Company’s audit committee (or, where review by the Company’s audit committee would be inappropriate, to another independent body of the Company’s board of directors) for review. To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•
the risks, costs, and benefits to the Company;
•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•
the terms of the transaction;
•
the availability of other sources for comparable services or products; and
•
the terms available to or from, as the case may be, unrelated third parties.

The Company’s audit committee will approve only those transactions that it determines are fair to the Company and in the Company’s best interests. All of the transactions described in this section were entered into prior to the adoption of such policy.

Certain Relationships and Related Person Transactions

In addition to the compensation arrangements, including employment and termination of employment, discussed in "Executive Compensation" and "Executive Officer Employment Agreement" above, the following is a description of each transaction since January 1, 2022, and each currently proposed transaction, in which:

•
Legacy Nuburu or the Company has been or is to be a participant;
•
the amount involved exceeded or exceeds $120,000; and

•
any of Legacy Nuburu’s directors, executive officers, or beneficial holders of more than 5% of any class of Legacy Nuburu’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Legacy Nuburu

Financings

Series C Preferred Stock Financing

In multiple closings in December 2021 and January 2022, Legacy Nuburu sold an aggregate of 1,166,372 shares of Legacy Nuburu Series C Preferred Stock, at a purchase price of $5.00 per share, for an aggregate purchase price of approximately $6 million. The table below summarizes the sale of the Legacy Nuburu Series C Preferred Stock to related parties.

Stockholder	Shares of Nuburu Series C Preferred Stock	Total Purchase Price Commitment
Anzu Nuburu LLC(1)	141,842	$709,210
Anzu Nuburu II LLC(1)	58,230	$291,150
Anzu Nuburu III LLC(1)	26,637	$133,185
Anzu Nuburu V LLC(1)	438,452	$2,192,260
W-G Investments LLC(2)	220,000	$1,100,000

(1)
David Michael and David Seldin were members of the Legacy Nuburu board of directors. At the time of the financing transaction, Mr. Seldin was the sole manager of the Anzu SPVs, which held more than 5% of Legacy Nuburu’s capital stock immediately prior to the Closing, and currently is one of the managers of the Anzu SPVs. Mr. Michael works with Mr. Seldin with respect to a number of related investment entities.
(2)
Thomas J. Wilson, an affiliate of W-G Investments LLC, was a member of the Legacy Nuburu board of directors.

Company Notes

Over the course of multiple closings in March, August and December 2022 and January 2023, Legacy Nuburu issued and sold Company Notes payable to various investors with aggregate gross proceeds of $11.4 million. The Company Notes accrued interest at a rate of 8% per annum. The outstanding principal amount of and all accrued and unpaid interest on the Company Notes (the “Conversion Amount”), immediately prior to the consummation of the Business Combination, automatically converted into 2,642,239 shares of Legacy Nuburu Common Stock that, upon consummation of the Business Combination, entitled the holders of the Company Notes to receive 1,361,787 shares of Common Stock, which was equal to (x) the Conversion Amount divided by (y) $8.50. The table below summarizes the sale of the Company Notes to related parties.

Noteholder	Principal Amount of Company Notes
W-G Investments LLC(1)	$1,000,000
David Seldin(2)	$1,000,000
Ron Nicol(3)	$1,000,000
CST Global LLC(4)	$200,000
Curtis N Maas Revocable Trust(5)	$150,000
Ake Almgren(6)	$100,000

(1)
Thomas J. Wilson, an affiliate of W-G Investments LLC, was a member of the Legacy Nuburu board of directors.
(2)
David Seldin was a member of the Legacy Nuburu board of directors and at the time of the issuance was the sole manager of the Anzu SPVs, which at that time owned more than 5% of Legacy Nuburu’s capital stock.
(3)
Ron Nicol is the Chairman of the Company’s board of directors and was a member of the Legacy Nuburu board of directors.
(4)
David Michael, an affiliate of CST Global LLC, was a member of the Legacy Nuburu board of directors.
(5)
Curtis Maas, an affiliate of the Curtis N Maas Revocable Trust, was a member of the Legacy Nuburu board of directors.
(6)
Ake Almgren resigned as a member of the Company's board of directors effective May 19, 2023.

Investors’ Rights Agreement

Legacy Nuburu entered into an Amended and Restated Investors’ Rights Agreement, dated as of December 10, 2021, which provided, among other things, that certain holders of its capital stock, including (i) the Anzu Holders, which at the time held more than 5% of Legacy Nuburu’s capital stock, and (ii) Thomas J. Wilson as Trustee of the Thomas J. Wilson Revocable Trust u/a/d March 13, 2015 and W-G Investments LLC, which are affiliated with then-Legacy Nuburu director Thomas J. Wilson, were granted certain registration rights and information rights.

David Michael and David Seldin, each of whom were directors of Legacy Nuburu, are affiliated with Anzu Partners. The registration and information rights granted under this agreement terminated upon completion of the Business Combination.

Right of First Refusal Agreement

Pursuant to the Amended and Restated Right of First Refusal and Co-sale Agreement, dated as of December 10, 2021 (the “ROFR Agreement”), Legacy Nuburu had the right of first refusal with respect to shares of Legacy Nuburu capital stock if certain stockholders were to propose to sell to other parties. Certain holders of Legacy Nuburu capital stock, including (i) the Anzu Holders, which at the time held more than 5% of Legacy Nuburu’s capital stock, and (ii) Thomas J. Wilson as Trustee of the Thomas J. Wilson Revocable Trust u/a/d March 13, 2015 and W-G Investments LLC, which are affiliated with then-Legacy Nuburu director Thomas J. Wilson, were granted certain secondary rights of first refusal and co-sale under the ROFR Agreement. David Michael and David Seldin, each of whom was a director of Legacy Nuburu, are affiliated with Anzu Partners. This agreement terminated upon completion of the Business Combination.

Voting Agreement

Legacy Nuburu entered into an Amended and Restated Voting Agreement, dated as of December 10, 2021, pursuant to which certain holders of its capital stock, including (i) the Anzu Holders, which then held more than 5% of Legacy Nuburu’s capital stock, (ii) Thomas J. Wilson as Trustee of the Thomas J. Wilson Revocable Trust u/a/d March 13, 2015 and W-G Investments LLC, which were affiliated with then-Legacy Nuburu director Thomas J. Wilson, and (iii) Dr. Mark Zediker, Legacy Nuburu’s chief executive officer, agreed to vote their shares of capital stock on certain matters, including with respect to the election of directors. David Seldin, who was a director of Legacy Nuburu, shares voting and investment power with respect to the shares held by the Anzu SPVs. This agreement terminated upon completion of the Business Combination.

Director and Officer Indemnification

Legacy Nuburu’s charter and Legacy Nuburu’s bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions.

Services Agreement

Anzu Partners provided certain services to Legacy Nuburu in the past, including financial analysis support, marketing and communications support, business analysis support, and personnel recruitment support (the “Services”). These Services continued until the completion of the Business Combination.

Legacy Nuburu reimbursed Anzu Partners on a periodic basis for Anzu Partners’ out-of-pocket expenses relating to these Services. For fiscal years 2020 through 2022, these reimbursements totaled approximately $190,000 in the aggregate. Legacy Nuburu entered into an engagement letter with Anzu Partners on August 30, 2022 (the “Services Agreement”) relating to this arrangement pursuant to which Legacy Nuburu, in recognition of past Services, (i) paid $500,000 to Anzu Partners upon the Closing of the Business Combination and (ii) issued a warrant with a strike price of $0.01 per share to Anzu Partners for 500,000 shares of Preferred Stock (the “Anzu Partners Warrant”). This warrant was exercised by Anzu Partners in connection with the Closing. The further provision of future Services by Anzu Partners will be subject to additional terms and conditions set forth in the Services Agreement, including an obligation on Legacy Nuburu to reimburse Anzu Partners for out-of-pocket expenses related thereto.

The Company

Financing

Senior Convertible Notes Issued June 2023

On June 12, 2023 and June 16, 2023, the Company entered into Note and Warrant Purchase Agreements (the “Senior Convertible Note Purchase Agreements”) primarily with certain investors including existing investors (each, an “Investor”) for the sale of (i) convertible promissory notes (“Senior Convertible Notes”) in the aggregate principal amount of $9,225,000, and (ii) warrants (“Senior Note Warrants") to purchase up to 11,518,895 shares of the Company’s common stock from the June 12, 2023 Purchase Agreement and up to 1,889,535 shares of Common Stock from the June 16, 2023 Purchase Agreement. The Company intends to use the net proceeds (after deducting offering expenses of $160,345) from the Senior Convertible Note Purchase Agreements for general corporate purposes.

The Senior Convertible Notes are senior, secured obligations of the Company, which became secured by the Company's patent portfolio per the Security Agreement as of November 2023, bear interest at the rate of 7.0% per annum, and are payable on the earlier of June 23, 2026 or the occurrence of an Event of Default, as defined in the Senior Convertible Notes. The Senior Convertible Notes are senior to the Junior Notes pursuant to an intercreditor agreement between the parties. The Senior Convertible Notes may be converted at any time following June 23, 2023 prior to the payment in full of the principal amount of the Senior Convertible Notes at the Investor’s option. In the event of the Sale of the Company (as defined in the Senior Convertible Notes), the outstanding principal amount of each Senior Convertible Note, plus all accrued and unpaid interest not otherwise converted into equity securities pursuant to the terms of the Senior Convertible Notes, shall (i) if the Investor so elects, be converted into equity securities pursuant to the terms of the Senior Convertible Notes at a price equal to $0.688 per share (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event), or (ii) be due and payable immediately prior to the closing of such Sale of the Company, together with a premium equal to 150% of the principal amount to be prepaid. Subsequent to the effectiveness of a registration statement registering the Registrable Securities (as defined below), the Company may elect to pay interest in kind through the issuance of shares of Common Stock at the Conversion Price, in lieu of payments in cash (the “Interest Shares”).

The Warrants issued by the Company to the Investors pursuant to the Senior Convertible Note Purchase Agreement entitle the relevant Investor to purchase that number of fully paid and nonassessable shares of Common Stock (the “Warrant Shares”) determined by dividing the principal amount of each Convertible Note by the Conversion Price. The Warrants have an exercise price equal to $1.03, which represents a 50% premium over the Conversion Price, and expire on June 23, 2028.

On June 16, 2023, the Company and the Investors also entered into a Registration Rights and Lock-Up Agreement (as amended, the “Registration Rights Agreement”), pursuant to which the Company agreed, following February 6, 2024 (the “Filing Deadline”), to use its commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission for the resale of the Conversion Shares, the Warrant Shares and the Interest Shares (the “Registrable Securities”). Following the Filing Deadline, the Investors also are entitled to demand registration rights. Pursuant to the Registration Rights Agreement, the Investors agree that except for limited exceptions as provided therein, no Notes, Warrants, Conversion Shares, Warrant Shares or Interest Shares may be transferred until the earliest of the date that is one year from the anniversary of the date of the Registration Rights Agreement or the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction wherein all the Company’s stockholders have the right to exchange their shares of Common Stock for cash, securities, or other property.

The Senior Convertible Note Purchase Agreement contains customary representations, warranties and covenants in connection with the transaction. The representations, warranties and covenants in the Senior Convertible Note Purchase Agreement are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of the date thereof, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing is only a brief description of the material terms of the Senior Convertible Note Purchase Agreement, the Senior Convertible Notes, the Senior Note Warrants and the Registration Rights Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder.

The offer and sale of the Convertible Notes and the Warrants (the “Securities”) were not registered under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemption provided by Rule 506 of Regulation D promulgated under the Act. The offer and sale of the Securities was made only to persons whom the Company believed were accredited investors and the Securities are subject to transfer restrictions. Further, the Company did not engage in any general solicitation or advertising and the securities were offered to a limited number of persons, most of whom the Company had pre-existing relationships with.

The table below summarizes the sale of the Senior Convertible Notes and Senior Note Warrants to related parties:

Investor	Principal Amount of Convertible Notes
Wilson-Garling 2023 Family Trust(1)	$5,000,000
David Seldin(2)	1,200,000
Eunomia, LP(3)	1,000,000
CST Global LLC(4)	100,000
Curtis N Maas Revocable Trust(5)	100,000

(1)
Thomas J. Wilson, an affiliate of Wilson-Garling 2023 Family Trust, was a member of the Legacy Nuburu board of directors.
(2)
David Seldin was a member of the Legacy Nuburu board of directors and at the time of the issuance was the sole manager of Anzu Nuburu LLC, Anzu Nuburu II LLC, Anzu Nuburu III LLC and Anzu Nuburu V LLC (the "Anzu SPVs"), which at that time owned more than 5% of Legacy Nuburu’s capital stock.
(3)
Ron Nicol, manager of Eunomia, LP, is the Executive Chairman of the Company’s board of directors.
(4)
David Michael, an affiliate of CST Global LLC, was a member of the Legacy Nuburu board of directors.
(5)
Curtis Maas, an affiliate of the Curtis N Maas Revocable Trust, was a member of the Legacy Nuburu board of directors.

Junior Notes Issued November 2023

On November 13, 2023, the Company entered into Note and Warrant Purchase Agreements (the "Junior Note Purchase Agreements") with the lenders identified therein (the "Lenders") providing for (i) zero-interest promissory notes, issued with a 10% original issue discount, in the aggregate principal amount of $5,500,000 (the "Junior Notes"), and (ii) warrants ("Junior Note Warrants," refer to Note 10, Warrants), exercisable for an amount of the Company's common stock equal to 100% principle amount of the Junior Notes (limited to an aggregate of 19.9% of the Company's outstanding common stock until such time as the transaction is approved by the Company's stockholders), which will be exercisable for $0.25 per share of the Company's common stock. The Company intends to use the net proceeds (after deducting the original issue discount of $500,000 and offering expenses of $691,399) from the Junior Note Purchase Agreements for general corporate purposes.

The Junior Notes are junior and secured by the Company's patent portfolio pursuant to a security agreement among the parties (the "Security Agreement"). The Junior Notes will mature on the earlier of: (i) the Company closing a credit facility in principal amount of at least $20 million, (ii) a Sale Event (as defined in the Junior Note Purchase Agreements), or (iii) twelve months after issuance. The Junior Notes contain customary events of default. If the Junior Notes have not been repaid within six or nine months after issuance, the Junior Notes will begin to bear interest at the SOFR rate plus 9% and at the SOFR rate plus 12%, respectively, and an additional 25% warrant coverage will be provided at each such date, with a per share exercise price equal to 120% of the trading price of the Company's common stock at the time of issuance and a redemption right in favor of the Company when the trading price of the common stock is greater than 200% of the applicable exercise price for 20 out of any 30 consecutive trading days. Shares of common stock issuable upon exercise of the Junior Note Warrants will be limited to an aggregate of 19.9% of the Company's outstanding common stock until such time as the transaction is approved by the Company's stockholders.

The parties to the Purchase Agreement also entered into an intercreditor and subordination agreement with the holders of the Company’s senior secured convertible notes, which notes will now be secured pursuant to the Security Agreement and rank senior in priority to the Notes.

The description above is a summary and is qualified in its entirety by the complete text of the Purchase Agreement, the form of Note, the form of warrant, the Security Agreement, the registration rights agreement, and the intercreditor and subordination agreement, which were filed with the Original 10-K.

The table below summarizes the issuance of the Junior Notes and Junior Note Warrants to related parties:

Noteholder	Principal Amount of Notes
David Seldin(1)	$1,100,000
Eunomia, LP(2)	1,100,000
CST Global LLC(3)	220,000

(1)
David Seldin was a member of the Legacy Nuburu board of directors and at the time of the issuance was the sole manager of the Anzu SPVs, which at that time owned more than 5% of Legacy Nuburu’s capital stock.
(2)
Ron Nicol, manager of Eunomia, LP, is the Executive Chairman of the Company’s board of directors.
(3)
David Michael, an affiliate of CST Global LLC, was a member of the Legacy Nuburu board of directors.

Founder Shares

In June 2020, the Sponsor purchased 8,625,000 shares of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor to the extent the underwriter’s over-allotment is not exercised in full. There was an aggregate of up to 269,607 shares that were subject to forfeiture by the Sponsor following the underwriter’s election to partially exercise its over-allotment option so that the number of Founder Shares would collectively represent approximately 20% of the Company’s issued and outstanding shares after the IPO. The underwriter’s over-allotment option expired unexercised on October 24, 2020, and as such 269,607 Founder Shares were forfeited, resulting in there being an aggregate of 8,355,393 Founder Shares outstanding.

The Sponsor agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a business combination and (B) subsequent to a business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. These restrictions on transferring, assigning or selling the Founder Shares were amended effective as of Closing pursuant to the Sponsor Letter Agreement Amendment. See “— Sponsor Letter Agreement Amendment” below.

Share Transfer Agreement

On January 25, 2023, the Sponsor entered into an agreement (the “Share Transfer Agreement”) with an unaffiliated third party (the “Purchasing Party”) whereby the Purchasing Party agreed to use commercially reasonable efforts to seek to acquire 100,000 shares of Class A Common Stock of Tailwind (the “Acquired Shares”) from a third party which had previously submitted an election to redeem for the purposes of the Purchasing Party reversing such election to redeem on or following the date of the agreement. In exchange for the foregoing commitment to acquire and reverse the redemption of the Acquired Shares, the Sponsor agreed to transfer to the Purchasing Party an aggregate of 150,000 shares of Common Stock of the Company held by the Sponsor immediately following the consummation of the Business Combination (the “Transferred Founder Shares”) if the Purchasing Party continued to hold such Acquired Shares through the consummation of the Business Combination. In connection with the Closing, the Transferred Founder Shares were transferred to the Purchasing Party.

Administrative Support Agreement

The Company entered into an agreement, commencing on September 9, 2020, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial, and administrative support services. These obligations under this agreement ceased upon completion of the Business Combination.

Sponsor Support Agreement

Tailwind and the Sponsor, concurrently with the execution and delivery of the Business Combination Agreement, entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, (A) to vote (or execute and return an action by written consent), or cause to be voted at the Tailwind Special Meeting all of its Class B Common Stock or any other voting securities of the Company which it holds, owns, or is entitled to vote, in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination, including the Merger, (B) not to redeem any of the Class B Common Stock pursuant to or in connection with any vote for the approval of any extension of the deadline for Tailwind to consummate its initial business combination, and (C) to forfeit the shares of Common Stock held by the Sponsor other than certain retained shares of Class B Common Stock equal to (i) (x) 2,000,000 shares in the aggregate, if the Post-Redemption Trust Amount is greater than $40,000,000 in the aggregate or (y) 1,500,000 shares in the aggregate, if the Post-Redemption Trust Amount is equal to or less than $40,000,000 in the aggregate, in either case, minus (ii) the Expense Excess Shares, if any. “Expense Excess Shares” means an amount of Class B Common Stock equal to the product of (i) two (2.0), multiplied by (ii) the quotient obtained by dividing (x) the excess, if any, of (A) the SPAC Forfeiture Expenses over (B) $6,000,000, by (y) ten dollars ($10). “SPAC Forfeiture Expenses” means all fees, expenses and disbursements incurred by or on behalf of Tailwind or Merger Sub in connection with the Business Combination or otherwise in connection with Tailwind’s operations, including in connection with any prior transactions pursued by Tailwind and all obligations (including principal and accrued but unpaid interest) for the payment of borrowed money, other than (i) expenses incurred by Tailwind and owed to Loop Capital Markets, Tigress and Cohen in their capacities as capital markets advisors in connection with the Business Combination, (ii) expenses incurred in obtaining a D&O Tail Policy and any directors and officers insurance premium with respect to the renewal of Tailwind’s D&O Policy, (iii) any reasonable and documented out-of-pocket fees and expenses incurred in connection with any third-party litigation threatened or commenced in connection with the Business Combination prior to the Closing and (iv) any other fees or expenses borne by Legacy Nuburu pursuant to Section 10.11 of the Business Combination Agreement. “Post-Redemption Trust Amount” means the aggregate amount of funds held in the Trust Account, to be held as available cash on the balance sheet of the Company following the redemption of Tailwind’s public shares. Because the Post-Redemption Trust Amount was less than $40,000,000 after taking into account the Extension Redemptions, the Sponsor retained 1,500,000 shares of Class B Common Stock after the consummation of the Business Combination. The Amendment to the Sponsor Support and Forfeiture Agreement clarified that the Sponsor would not forfeit shares by virtue of Tailwind’s incurrence of the Sponsor Loan (as defined in the Amendment to the Sponsor Support and Forfeiture Agreement).

Upon the occurrence of the Closing, the Sponsor automatically cancelled, without any further action by the Sponsor or any other person, all of the Private Placement Warrants that were held by the Sponsor. The Sponsor also waived, for no consideration, its right to receive the Preferred Stock Issuance, other than with respect to 1,000,000 shares of Preferred Stock.

On January 31, 2023, Tailwind, Legacy Nuburu and the Sponsor amended and restated the Sponsor Support Agreement (the “Amended and Restated Sponsor Support and Forfeiture Agreement”). The Amended and Restated Sponsor Support and Forfeiture Agreement amended the Sponsor Support and Forfeiture Agreement to, among other things, (a) reduce the amount of Preferred Stock of the Company that were issued to the Sponsor pursuant to the Preferred Stock Issuance, from 1,000,000 to 650,000 shares and (b) reduce the amount of shares of Common Stock that were retained by the Sponsor in connection with the consummation of the Business Combination from 1,500,000 to 1,000,000 (after transfer of 150,000 shares pursuant to the Share Transfer Agreement). The Amended and Restated Sponsor Support and Forfeiture Agreement became effective immediately following the Closing of the Business Combination.

Sponsor Letter Agreement Amendment

Tailwind, on the one hand, and the Sponsor and the Sponsor Insiders, on the other hand, are parties to the Sponsor Letter Agreement. In connection with the Business Combination Agreement, the Form Amendment was agreed upon. The Sponsor Letter Agreement Amendment entered into on November 22, 2022 superseded the Form Amendment and amended and restated the lock-up restrictions under the Sponsor Letter Agreement to provide that the Sponsor Insiders may not transfer any Founder Shares (as defined therein) (A) if the completion of an initial Business Combination occurs prior to March 30, 2023, until the earliest of (i) nine (9) months following the completion of an initial Business Combination and (ii) September 30, 2023 and (B) if the completion of an initial Business Combination occurs on or after March 30, 2023, six (6) months following the completion of an initial Business Combination; provided that transfers of the Company’s securities following the Closing will be permitted to the extent (i) the proceeds from any such transfer are used by the Sponsor to repay the Sponsor Debt (as defined therein) and/or (ii) any such transfer itself constitutes repayment of the Sponsor Debt pursuant to the terms thereof. The amendments set forth in the Sponsor Letter Agreement Amendment became effective immediately following the Closing.

On January 31, 2023, the parties to the Sponsor Letter Agreement amended and restated the Letter Agreement (the “Amended and Restated Letter Agreement”). The Amended and Restated Letter Agreement, as compared to the Form Amendment, among other things, amended the specified exceptions to the lock-up restrictions under the Sponsor Letter Agreement to permit transfers of the Company’s securities following the Closing of the Business Combination to the extent (i) the transfer(s) is made at a price no less than the daily volume-weighted average price on the trading day prior to such transfer(s), as reported by Bloomberg and (ii) the net proceeds from any such transfer(s) does not exceed $1,350,000 in the aggregate and the proceeds from any such transfer are used by the Sponsor to repay the Sponsor Debt (as defined therein); however, if such transfer(s) is proposed to be made at a price that is less than the daily volume-weighted average price on the day prior to any such transfer, as reported by Bloomberg, Nuburu’s prior written consent must be obtained prior to any such transfer(s). The Amended and Restated Letter Agreement became effective immediately following the Closing of the Business Combination.

Related Party Loans

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates could, but were not obligated to, make further loans to the Company as funds may be required (“Working Capital Loans”). Upon Closing, the Company repaid the Working Capital Loans out of the proceeds of the Trust Account released to the Company.

Extension Loan

On September 7, 2022, Tailwind held a special meeting of the stockholders (the “Extension Meeting”), at which Tailwind’s stockholders voted to amend the Pre-Closing Tailwind Certificate of Incorporation to extend the date by which Tailwind must consummate a business combination (the “Termination Date”) from September 9, 2022 to January 9, 2023 (the “Charter Extension Date”), and to allow Tailwind, without another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis for up to two times by an additional one month each time after the Charter Extension Date, by resolution of Tailwind’s board of directors if requested by the Sponsor, and upon five days’ advance notice prior to the applicable deadlines, until March 9, 2023, or a total of up to six months after September 9, 2022, unless the closing of Tailwind’s initial business combination shall have occurred prior to such date (the “Extension Amendment”). In connection with the approval of the Extension Amendment, on September 9, 2022, Tailwind issued an unsecured promissory note in the principal amount of up to $750,000 (the “Sponsor Note”) to the Sponsor, pursuant to which the Sponsor (or one or more of its affiliates, members or third-party designees) contributed $600,000 to the Trust Account. The Sponsor Note did not bear interest and was repaid upon Closing of the Business Combination.

Registration Rights and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, the Company and the Holders (as defined in the Registration Rights and Lock-Up Agreement) entered into the Registration Rights and Lock-Up Agreement, which amended and restated in its entirety the Registration and Stockholder Rights Agreement between the Company and the Sponsor, dated September 9, 2020.

Pursuant to the terms of the Registration Rights and Lock-up Agreement, the Company agreed to file a registration statement to register the resale of certain shares of Common Stock held by the Holders (as defined in the Registration Rights and Lock-up Agreement), including any Common Stock issuable to such Holders upon conversion of any Preferred Stock issued at Closing or pursuant to the Sale Option Agreement (see “—Sale Option Agreement” below). Further, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders (as defined in the Registration Rights and Lock-Up Agreement) holding at least a majority in interest of the then-outstanding number of Registrable Securities (as such term is defined in the Registration Rights and Lock-Up Agreement) held by all New Holders (as defined in the Registration Rights and Lock-Up Agreement), may demand at any time or from time to time, that the Company file a registration statement on Form S-1 or Form S-3 to register certain shares of Common Stock held by such Holders (as defined in the Registration Rights and Lock-Up Agreement). The Registration Rights and Lock-Up Agreement will also provide the Holders (as defined in the Registration Rights and Lock-Up Agreement) with “piggy-back” registration rights, subject to certain requirements and customary conditions.

In addition, subject to certain exceptions, each Holder (as defined in the Registration Rights and Lock-Up Agreement (which does not include Anzu Partners)) shall not transfer any Restricted Securities (each as defined in the Registration Rights and Lock-Up Agreement) beneficially owned or owned of record by such Holder until the end of the Lock-up Period applicable to such Holder. “Lock-up Period” shall mean:

(a)
For the “Nuburu Holders” (as so listed in Schedule A to the Registration Rights and Lock-Up Agreement) and the Anzu SPVs, the period beginning on the Closing Date and ending on the earliest of: (i) the date that is 180 days from the Closing Date, (ii) if the volume weighted-average price (“VWAP”) of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 150 days after the Closing Date, the date that is 150 days from the Closing Date, or (iii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; and
(b)
for the persons designated as “Founder Holders” on Schedule A of the Registration Rights and Lock-Up Agreement (the “Founder Holders”), the period beginning on the Closing Date and ending on the earliest of: (i) the date that is four (4) years from the Closing Date, (ii) (A) for 25% of the Restricted Securities (as defined in the Registration Rights and Lock-Up Agreement) held by each Founder Holder and their respective permitted transferees, the date that is 180 days from the Closing Date or if the VWAP of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within 150 days after the Closing Date, the date that is 150 days from the Closing Date, (B) for an additional 25% of the Restricted Securities (as defined in the Registration Rights and Lock-Up Agreement) held by each Founder Holder and their respective permitted transferees, the date on which the Closing Price (as defined in the Registration Rights and Lock-Up Agreement) of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least one (1) year after the Closing Date, (C) for an additional 25% of the Restricted Securities held by each Founder Holder and their respective permitted transferees, the date on which the Closing Price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least one (1) year after the Closing Date, and (D) for the remaining 25% of the Restricted Securities held by each Founder Holder and their respective permitted transferees, the date on which the Closing Price of the Common Stock equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least one (1) year after the Closing Date; or (iii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, that, for the avoidance of doubt, the Lock-up Period for any Restricted Securities for which the Lock-up Period has not ended on the fourth-year anniversary of the Closing Date shall end on the fourth-year anniversary of the Closing Date.

Notwithstanding the foregoing, (i) a Holder (as defined in the Registration Rights and Lock-Up Agreement) may transfer any shares of Converted Common Stock (as such term is defined in the Registration Rights and Lock-Up Agreement) beneficially owned or owned of record by such Holder at any time if the sale price of the Converted Common Stock at which the transfer occurs (x) exceeds the 10-day VWAP (as defined in the Registration Rights and Lock-Up Agreement) per share of Common Stock, and (y) exceeds $5.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), and (ii) an Anzu SPV may transfer any shares of Common Stock received by such Holder at the effective time as aggregate common stock merger consideration that are beneficially owned or owned of record by such Anzu SPV at any time if the sale price of the Common Stock at which the transfer occurs exceeds the 10-day VWAP per share of Common Stock.

The Company has also agreed to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) (as determined by a final and non-appealable judgment, order or decree of a court of competent jurisdiction) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

On November 2, 2022, the Company and certain other parties entered into an amendment (the “Amendment to Registration Rights and Lock-Up Agreement”) to the Registration Rights and Lock-Up Agreement. The Amendment to Registration Rights and Lock-Up Agreement amended the original Registration Rights and Lock-Up Agreement to, among other things, (a) exclude from the definition of “Restricted Securities” shares of the Company’s securities transferred in connection with the repayment of such loans to those individuals from whom the Sponsor borrowed funds in connection with the Sponsor Loan; (b) expand the definition of “Original Holder” to include those individuals from whom the Sponsor borrowed funds in connection with the Sponsor Loan; (c) expand the scope of “Permitted Transfers” to include any Common Stock to be issued to the Anzu Holders at the Effective Time as merger consideration pursuant to the Business Combination Agreement (each as defined in the Registration Rights and Lock-Up Agreement); and (d) make such other amendments as set forth in the Amendment to Registration Rights and Lock-Up Agreement. The amendments set forth in the Amendment to Registration Rights Agreement became effective immediately following the Closing of the Business Combination.

On January 31, 2023, the Company and certain other parties entered into an amendment (the “Second Amendment to Registration Rights and Lock-Up Agreement”) to Registration Rights and Lock-Up Agreement.

The Second Amendment to Registration Rights and Lock-Up Agreement amended the Registration Rights and Lock-Up Agreement to, among other things, (a) amend the parties to the Registration Rights and Lock-Up Agreement, (b) amend the defined term “Lock-Up Period” to specify the lock-up period applicable to the Transferred Founder Shares held by the Purchasing Party; (c) expand the definition of “New Holder” to include the Purchasing Party; and (d) expand the scope of “Restricted Securities” to include the Transferred Founder Shares. The amendments set forth in the Second Amendment to Registration Rights Agreement became effective immediately following the Closing of the Business Combination.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), previously agreed with the Company to accept shares (the “Consideration Shares”) as payment for certain services rendered in connection with the Business Combination. On January 31, 2023, Tailwind and certain other parties entered into an amendment (the “Third Amendment to Registration Rights and Lock-Up Agreement”) to the Registration Rights and Lock-Up Agreement. The Third Amendment to Registration Rights and Lock-Up Agreement further amended the original Registration Rights and Lock-Up Agreement to, among other things, (a) amend the parties to the Registration Rights and Lock-Up Agreement, (b) amend the defined term “Lock-Up Period” to specify the lock-up period applicable to the Consideration Shares held by CCM, which lasts until the earlier of September 30, 2023 or such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, (c) expand the definition of “New Holder” to include CCM, (d) expand the scope of “Restricted Securities” to include the Consideration Shares and (e) allow CCM to transfer any shares of Common Stock prior to the expiration of the Lock-Up Period if the sale price of the common stock at which the transfer occurs (x) equals or exceeds the VWAP per share of common stock for the previous trading day, and (y) exceeds $5.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); provided, however, that any such transfer(s) by CCM may not exceed more than 20% of the traded volume on the date of transfer. The amendments set forth in the Third Amendment to Registration Rights Agreement became effective immediately following the Closing of the Business Combination.

On March 10, 2023, the Company and certain other parties entered into an amendment to the Registration Rights and Lock-Up Agreement (the “Fourth Amendment to Registration Rights and Lock-Up Agreement”). The Fourth Amendment to Registration Rights and Lock-Up Agreement amended the Registration Rights and Lock-Up Agreement to expand the scope of “Permitted Transfers” by the Anzu Investors by removing the requirement that the price at which such transfers occur must exceed $5.00 per share of Common Stock.

Sale Option Agreement

Concurrently with the execution and delivery of the Registration Rights and Lock-Up Agreement, the Company and the Anzu SPVs entered into the Sale Option Agreement. Pursuant to the terms of the Sale Option Agreement, in the event an Anzu SPV transfers any shares of Common Stock beneficially owned or owned of record by such holder prior to the expiration of the lock-up period applicable to such holder in a Permitted Transfer (as defined therein), such holder must notify the Company of the Permitted Transfer, whereupon, the Company has the right, but not the obligation, to cause such holder to use up to 2/3 of the gross proceeds of the Permitted Transfer to purchase Preferred Stock from the Company at a price equal to $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

On November 22, 2022, Tailwind and certain other parties entered into an Amendment to Preferred Stock Sale Option Agreement that, among other things, amended the parties to the original Sale Option Agreement, which such amendment became effective immediately following the Closing.

On November 28, 2022, Tailwind and certain other parties entered into a Second Amendment to Preferred Stock Sale Option Agreement that, among other things restricts the ability of the Anzu SPVs to transfer (i) any shares of Preferred Stock that was acquired by such Anzu SPV pursuant to the Company’s exercise of the Option(as defined in the Sale Option Agreement), and (ii) any shares of Common Stock to be issued to such Anzu SPV as a result of any conversion of any shares of Preferred Stock referred to in the foregoing clause (i), until the earliest of (A) December 29, 2023, (B) the date that the aggregate number of shares of Common Stock sold under the 10b5-1 Sales Plan results in no remaining shares of Common Stock being available for Tigress to sell under the plan with respect to such Anzu SPV or (C) the termination of the 10b5-1 Sales Plan with respect to such Anzu SPV. Each of the Anzu SPVs has agreed in the Sale Option Agreement not to sell any shares of Preferred Stock which it may be required by the Company to purchase pursuant to the Sale Option Agreement or any shares of Common Stock issued upon conversion thereof, absent consent of the Company or for certain related party transfers, gifts or transfers to the Company or certain related parties, while the 10b5-1 Sales Plan is in effect with respect to such Anzu SPV, unless (x) an announcement of a bona fide tender or exchange offer is made by a person other than (A) the Anzu SPVs or (B) an affiliate of the Anzu SPVs where such affiliation does not arise with or through the Company with respect to the Common Stock or Preferred Stock or (y) a public announcement is made by the Company or a person controlled by the Company with respect to a bona fide merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Company as a result of which the Common Stock or Preferred Stock will be exchanged for or converted into shares of another company. The Second Amendment to Preferred Stock Sale Option Agreement also provides that the Company will request the board of directors of the Company, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, to adopt one or more resolutions consistent with the interpretive guidance of the SEC designed to cause each acquisition of shares of Preferred Stock by the Anzu SPVs pursuant to the Sale Option Agreement to be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent consistent with applicable law.

On March 10, 2023, Tailwind and certain other parties entered into a Third Amendment to Preferred Stock Sale Option Agreement that revised the definition of an “Option Period” during which the Company may exercise the Option to mean (i) the first through third trading day of each month, with respect to permitted transfers made by the holder during the period beginning with the start of the eleventh trading day of the preceding month and continuing through the end of the preceding month, and (ii) the eleventh through thirteenth trading day of each month, with respect to permitted transfers made during the first ten trading days of that month.

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, the Company and certain stockholders of Legacy Nuburu entered into the Stockholder Support Agreement, pursuant to which such stockholders of Legacy Nuburu agreed to, among other things, vote all of their shares of Nuburu Common Stock and Nuburu Preferred Stock in favor of the Business Combination Agreement and the Business Combination, including the Merger, and to waive all of their right in respect of the Preferred Stock Issuance (other than with respect to any shares issued pursuant to the conversion of the Company Notes).

Indemnification Agreements

The Company has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Certificate of Incorporation and our bylaws. These agreements, among other things, require the Company to indemnify the Company’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request. For more information regarding these indemnification arrangements, see “Management — Limitation on Liability and Indemnification of Directors and Officers.” The Company believes that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Director Letter Agreements

Nuburu has entered into letter agreements with the persons serving on the board of directors as non-employee directors. See the section titled “Executive Compensation — Director Compensation”.

Anzu Designee Letter Agreement

On November 28, 2022, the Company, Legacy Nuburu and Anzu Partners entered into the Anzu Designee Letter Agreement that, among other things provides that the Company and Legacy Nuburu will use their respective reasonable best efforts to cause Daniel Hirsch (or, if Mr. Hirsch is unable to serve as a director of the Company at the Effective Time, then another representative designated by Anzu Partners in writing and reasonably acceptable to Legacy Nuburu) to be a member of the board of directors of the Company as a Class III director pursuant to Section 2.05(b) and Section 7.15(a) of the Business Combination Agreement (such representative, the “Anzu Representative”). In addition, following the Effective Time, in connection with any vacancy caused by the departure of the Anzu Representative from the board of directors of the Company (unless Anzu Partners declines in writing to designate a successor nominee), the Company will cause such vacancy to be filled by one designee of Anzu Partners (to be selected by Anzu Partners, with notice of such selection to be delivered in writing to the Company, and reasonably acceptable to the Company). The foregoing obligation automatically terminates at the close of business on the day on which the initial term of the Class III directors ends, which is expected to be in the second quarter of 2025.

Anzu Resolutions Letter Agreement

On December 8, 2022, the Company and Anzu Partners entered into a Letter Agreement requiring the Company to adopt resolutions substantially in the form set forth as Schedule A thereto. Such resolutions were adopted by Tailwind’s board of directors prior to Closing and again ratified by the Company’s board of directors immediately following Closing. The resolutions approved the acquisition of certain pecuniary interests in Common Stock and Preferred Stock of the Company by each Anzu Investor, and certain affiliates of the Anzu Investors (the “Designated Persons”) (including any Designator Persons that may be deemed “directors by deputization” of the Company so long as they remain such “directors by deputization”), for purposes of Rule 16b-3 promulgated under the Exchange Act, as a result of the Business Combination or otherwise pursuant to the Business Combination Agreement and the other agreements and documents contemplated thereby (including, without limitation, the Anzu Partners Warrant, all other outstanding warrants to purchase Legacy Nuburu capital stock or the Sale Option Agreement, and the conversion of any Preferred Stock acquired as otherwise described in the resolutions) (collectively, the “Exempt Transactions”).

Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. The board of directors’ intent in approving the Exempt Transactions for purposes of Rule 16b-3 was to exempt such transactions from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Permitted Anzu SPV Transactions

Pursuant to the Registration Rights Agreement, the Anzu SPVs may at any time following the Closing Date, including during the 180-day Lock-up Period otherwise applicable to such holders, transfer otherwise restricted shares of Common Stock if the sale price of the Common Stock at which the transfer occurs exceeds the 10-day VWAP per share of Common Stock (each such transfer by an Anzu SPV, a “Permitted Transfer”).

Pursuant to the Sale Option Agreement, during each Option Period (as defined below) the Company shall have the right (an “Option”), but not the obligation, to cause any Anzu SPV to use up to 2/3 of the gross proceeds of Permitted Transfers made by such holder to purchase Preferred Stock from the Company at a purchase price of $10.00 per share of Preferred Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (each such a purchase by an Anzu SPV, a “Preferred Stock Purchase”). An “Option Period” shall mean (i) the first through third trading day of each month, with respect to Permitted Transfers made by the holder during the period beginning with the start of the eleventh trading day of the preceding month and continuing through the end of the preceding month, and (ii) the eleventh through thirteenth trading day of each month, with respect to Permitted Transfers made during the first ten trading days of that month. If the Company causes the Anzu SPV to make Preferred Stock Purchases, the Company has an obligation to file a registration statement to register the shares of underlying Common Stock issuable upon conversion of any Preferred Stock so purchased.

On November 28, 2022, the Company and certain other parties entered into a Second Amendment to Preferred Stock Sale Option Agreement that, among other things provides that the Company will request the board of directors, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, to adopt one or more resolutions consistent with the interpretive guidance of the SEC designed to cause each acquisition of shares of Preferred Stock by the Anzu SPVs pursuant to the Sale Option Agreement to be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder to the extent consistent with applicable law (for more information, see “— Sale Option Agreement”).

Director Independence

The board of directors has determined that each of the directors on the board of directors other than Ron Nicol (who serves as the Executive Chairman of the Company), Brian Knaley (who serves as the Chief Executive Officer of the Company) and Daniel Hirsch (who serves as a consultant to and Executive in Residence of Anzu Partners) qualifies as an independent director, as defined under the rules of NYSE American, and the Company’s board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE American relating to director independence requirements.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to WithumSmith+Brown, PC to Nuburu, Inc. and its predecessor, Legacy Nuburu, during the year ended December 31, 2023. All fees described below were approved by the audit committee.

	December 31,	December 31,
	2023	2022
Audit Fees(1)	$228,800	$271,792
Audit-Related Fees(2)	95,120	38,000
Tax Fees(3)	—	7,560
All Other Fees	―	―
Total	$323,920	$317,352

(1)
Audit Fees of WithumSmith+Brown, PC for 2023 and 2022 were for professional services rendered for the annual audit of our consolidated financial statements, the reviews of our quarterly condensed consolidated financial statements and the issuance of consents and comfort letters in connection with registration statement filings with the SEC.
(2)
Audit-Related Fees consist of fees related to assurance services not included in “Audit Fees”, which are primarily associated with fees for services incurred in connection with registration statements filed with the SEC and services normally provided by Withum in connection with statutory and regulatory filings or engagements.
(3)
Tax Fees consist of fees for tax compliance, tax advice and tax planning.

Auditor Independence

In 2023, there were no other professional services provided by WithumSmith+Brown, PC, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of WithumSmith+Brown, PC.

Audit Committee Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, the Audit Committee must review the terms of the proposed engagement and pre-approve the engagement. The Audit Committee may delegate authority to one or more of the members of the Audit Committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full Audit Committee at its next scheduled meeting. Audit Committee pre-approval of non-audit services (other than review and attest services) is not required if those services fall within available exceptions established by the SEC.

The Audit Committee pre-approved all audit, audit-related, tax and other services provided by WithumSmith+Brown, PC for 2023 and 2022 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENTS SCHEDULES

(a)	The following documents are filed as part of this Annual Report on Form 10-K:

(1)	Consolidated Financial Statements:

No financial statements or supplemental data are filed with this Amendment to our Annual Report on Form 10-K. See Index to Financial Statements and Supplemental Data of the Original 10-K.

(2)	Financial Statement Schedules:

None.

(3)	Exhibits

We hereby file as part of this Annual Report on Form 10-K the exhibits listed in the attached Exhibit Index. Exhibits which are incorporated herein by reference can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or on the SEC website at www.sec.gov.

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date

2.1†	Business Combination Agreement, dated as of August 5, 2022, by and among Tailwind Acquisition Corp., Compass Merger Sub, Inc. and Nuburu, Inc.	8-K	001-39489	2.1	August 8, 2022

2.2	Securities Purchase Agreement, dated as of April 3, 2024, by and between Nuburu, Inc. and the parties thereto	10-K	001-39489	2.2	April 15, 2024

3.1	Amended and Restated Bylaws of the Company.	8-K	001-39489	3.2	September 9, 2020

3.2	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-39489	3.1	February 6, 2023

3.3	Certificate of Designations of the Company.	8-K	001-39489	3.3	February 6, 2023

4.1	Specimen Common Stock Certificate .	8-K	001-39489	4.1	February 6, 2023

4.2	Specimen Preferred Stock Certificate .	8-K	001-39489	4.2	February 6, 2023

4.3	Specimen Warrant Certificate.	S-1	333-248113	4.3	August 26, 2020

4.4	Warrant Agreement, dated as of September 9, 2020, by and between the Company and Continental Stock Transfer & Trust Company.	8-K	001-39489	4.1	September 9, 2020

4.5	Description of Registrant’s Securities.	10-K	001-39489	4.5	April 15, 2024

10.1	Investment Management Trust Agreement, dated as of September 9, 2020, by and between the Company and Continental Stock Transfer & Trust Company.	8-K	001-39489	10.2	September 9, 2020

10.2	Registration and Stockholder Rights Agreement, dated as of September 9, 2020, by and between the Company and the Sponsor.	8-K	001-39489	10.3	September 9, 2020

10.3	Letter Agreement, dated as of September 3, 2020, among the Company, the Sponsor and the Company’s then current officers and directors.	8-K	001-39489	10.4	September 9, 2020

10.4	Amendment to Letter Agreement, dated November 22, 2022, by and among the Company, the Sponsor, and the Company’s then current officers and directors.	8-K	001-39489	10.4	November 22, 2022

10.5	Amended and Restated Letter Agreement, dated January 31, 2023, by and among the Company, the Sponsor , and the other parties set forth on the signature pages thereto.	8-K	001-39489	10.4	January 31, 2023

10.6	Administrative Services Agreement, dated as of September 9, 2020, by and between the Company and the Sponsor.	8-K	001-39489	10.5	September 9, 2020

10.7	Sponsor Support and Forfeiture Agreement, dated as of August 5, 2022, by and among the Sponsor, the Company and Legacy Nuburu.	8-K	001-39489	10.1	August 8, 2022

10.8	Amendment to Sponsor Support and Forfeiture Agreement, dated November 22, 2022, by and among the Company, Legacy Nuburu, and the Sponsor.	8-K	001-39489	10.1	November 22, 2022

10.9	Amended and Restated Sponsor Support and Forfeiture Agreement, dated January 31, 2023, by and among the Company, the Sponsor and Legacy Nuburu.	8-K	001-39489	10.3	January 31, 2023

10.10	Stockholder Support Agreement, dated as of August 5, 2022, by and among the Company and certain stockholders of Legacy Nuburu.	8-K	001-39489	10.2	August 8, 2022

10.11	Amended and Restated Registration Rights and Lock-Up Agreement, dated August 5, 2022, by and among the Company and the parties listed on the signature pages thereto.	8-K	001-39489	10.3	August 8, 2022

10.12	Amendment to Amended and Restated Registration Rights Lock-Up Agreement, dated November 22, 2022, by and among the Company and the Holders (defined therein).	8-K	001-39489	10.2	November 22, 2022

10.13	Second Amendment to Amended and Restated Registration Rights Lock-up Agreement, dated January 31, 2023, by and among the Company and the Holders (defined therein).	8-K	001-39489	10.2	January 31, 2023

10.14	Third Amendment to Amended and Restated Registration Rights Lock-up Agreement, dated January 31, 2023, by and among the Company and the Holders(defined therein) (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2023).	8-K	001-39489	10.14	February 6, 2023

10.15	Fourth Amendment to Amended and Restated Registration Rights Lock-up Agreement, dated March 10, 2023, by and among the Company and the Holders(defined therein) (incorporated by reference to Exhibit 10.14 to the Company’s	8-K	001-39489	10.1	March 10, 2023

	Current Report on Form 8-K filed with the SEC on February 10, 2023).

10.16	Preferred Stock Sale Option Agreement, dated August 5, 2022, by and among the Company and the parties listed on Schedule A thereto.	8-K	001-39489	10.4	August 8, 2022

10.17	Amendment to Preferred Stock Sale Option Agreement, dated November 22, 2022, by and among the Company and the Holders (as defined therein).	8-K	001-39489	10.3	November 22, 2022

10.18	Second Amendment to Preferred Stock Sale Option Agreement, dated November 28, 2022 by and among the Company and the Holders (as defined therein).	8-K	001-39489	10.1	November 29, 2022

10.19	Third Amendment to Preferred Stock Sale Option Agreement, dated November 28, 2022 by and among the Company and the Holders (as defined therein).	8-K	001-39489	10.2	March 10, 2023

10.20	Purchase Agreement, dated August 5, 2022, by and among the Company, Legacy Nuburu and Lincoln Park.	8-K	001-39489	10.5	August 8, 2022

10.21	Registration Rights Agreement, dated August 5, 2022, by and among the Company, Legacy Nuburu and Lincoln Park.	8-K	001-39489	10.6	August 8, 2022

10.22#	Nuburu, Inc. 2022 Equity Incentive Plan.	8-K	001-39489	10.20	February 6, 2023

10.23#	Nuburu, Inc. 2022 Employee Stock Purchase Plan and forms of agreement thereunder.	8-K	001-39489	10.21	February 6, 2023

10.24#	Nuburu, Inc. Executive Incentive Compensation Plan.	8-K	001-39489	10.22	February 6, 2023

10.25#†	Amended and Restated Employment Agreement, effective December 3, 2022, by and between Mark Zediker and Legacy Nuburu.	S-4/A	333-267403	10.18	November 29, 2022

10.26#	Employment Agreement, effective December 2, 2022, by and between Brian Knaley and Legacy Nuburu.	S-4/A	333-267403	10.19	November 29, 2022

10.27#†	Amended and Restated Employment Agreement, effective December 2, 2022, by and between Brian Faircloth and Legacy Nuburu.	S-4/A	333-267403	10.20	November 29, 2022

10.28#	Form of Director Letter Agreement.	S-4/A	333-267403	10.22	November 29, 2022

10.29#	Form of Nuburu, Inc. Indemnification Agreement.	8-K	001-39489	10.27	February 6, 2023

10.30†	Amended and Restated Lease Agreement between CSM Equities, L.L.C. and Legacy Nuburu, dated September 26, 2019.	S-4/A	333-267403	10.13	November 7, 2022

10.31	Share Transfer Agreement, dated January 25, 2023, by and between the Sponsor and the party set forth on the signature pages thereto.	8-K	001-39489	10.1	January 31, 2023

10.32	Letter Agreement, dated November 28, 2022, by and among Tailwind Acquisition Corp. and the	8-K	001-39489	10.2	November 28, 2022

	other parties set forth on the signature pages thereto.

10.33	Form of Convertible Promissory Note.	8-K	001-39489	4.1	June 13, 2023

10.34	Form of Warrant to Purchase Shares of Common Stock.	8-K	001-39489	4.2	June 13, 2023

10.35	Note and Warrant Purchase Agreement dated June 12, 2023.	8-K	001-39489	10.1	June 13, 2023

10.36	Registration Rights and Lock-up Agreement.	8-K	001-39489	10.2	June 13, 2023

10.37	Director Letter Agreement, dated August 31, 2023, by and between Nuburu, Inc. and John Bolton.	10-Q	001-39489	10.3	November 9, 2023

10.38	Confidential Separation and Release Agreement, dated November 1, 2023, by and between Nuburu, Inc. and Dr. Mark Zediker.	10-Q	001-39489	10.4	November 9, 2023

10.39	Note and Warrant Purchase Agreement, dated November 13, 2023, by and between Nuburu, Inc. and the lenders party thereto.	10-K	001-39489	10.39	April 15, 2024

10.40	Form of Promissory Note.	10-K	001-39489	10.40	April 15, 2024

10.41	Form of Warrant to Purchase Shares of Common Stock.	10-K	001-39489	10.41	April 15, 2024

10.42	Registration Rights Agreement, dated November 13, 2023, by and between Nuburu, Inc.	10-K	001-39489	10.42	April 15, 2024

10.43	Intercreditor and Subordination Agreement, dated November 13, 2023, by and between Nuburu, Inc. and the parties thereto.	10-K	001-39489	10.43	April 15, 2024

10.44	Note Exchange Agreement, by and between Nuburu, Inc. and the parties thereto.	10-K	001-39489	10.44	April 15, 2024

10.45	Form of Senior Secured Convertible Promissory Note.	10-K	001-39489	10.45	April 15, 2024

10.46	Form of Warrant to Purchase Shares of Common Stock.	10-K	001-39489	10.46	April 15, 2024

10.47	Board of Directors Compensation Policy.	10-K	001-39489	10.47	April 15, 2024

10.48*	Amendment to Employment Agreement, effective November 1, 2023, by and between Nuburu, Inc. and Brian Knaley.

10.49*	Amendment to Employment Agreement, effective January 1, 2024, by and between Nuburu, Inc. and Brian Faircloth.

21.1	List of Subsidiaries of Nuburu, Inc.	8-K	001-39489	21.1	February 6, 2023

24.1	Power of Attorney	10-K	001-39489	24.1	April 15, 2024

31.1	Certification of the Principal Executive Officer required by Rule 13a-14(a) or Rule 15d-14(a).	10-K	001-39489	31.1	April 15, 2024

31.2	Certification of the Principal Financial and Accounting Officer required by Rule 13a-14(a) or Rule 15d-14(a).	10-K	001-39489	32.1	April 15, 2024

31.3*	Certification of the Principal Executive Officer required by Rule 13a-14(a) or Rule 15d-14(a).

31.4*	Certification of the Principal Financial and Accounting Officer required by Rule 13a-14(a) or Rule 15d-14(a).

32.1**	Certification of the Principal Executive Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350	10-K	001-39489	32.1	April 15, 2024

32.2**	Certification of the Principal Financial and Accounting Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350	10-K	001-39489	32.2	April 15, 2024

97	Nuburu, Inc. Clawback Policy	10-K	001-39489	97	April 15, 2024

101.INS*	XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema with Embedded Linkbase Documents

104*	104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith

** Furnished herewith

# Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

† Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

April 29, 2024

NUBURU, INC.

/s/ Brian Knaley
Name:	Brian Knaley
Title:	Chief Executive Officer

Name	Position	Date

/s/ Ron Nicol	Executive Chairman	April 29, 2024
Ron Nicol	(Principal Executive Officer)

/s/ Brian Knaley	Chief Executive Officer	April 29, 2024
Brian Knaley	(Principal Financial and Accounting Officer)

*	Director	April 29, 2024
John Bolton

*	Director	April 29, 2024
Daniel Hirsch

*	Director	April 29, 2024
Lily Yan Hughes

*	Director	April 29, 2024
Kristi Hummel

*	Director	April 29, 2024
Elizabeth Mora

By:

/s/ Brian Knaley
Name:	Brian Knaley
Title:	Attorney-in-fact

Exhibit 10.48

Certain information has been omitted from this exhibit in places marked “[***] because it contains personally identifiable information omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Amended Employment Agreement

This Amended Employment Agreement (“Agreement”) is made and entered into effective as of November 1, 2023 (the “Effective Date”) by and between Nuburu, Inc., a Delaware corporation (the “Company”), and Brian Knaley (the “Executive”), an individual residing at […].

WHEREAS, the Executive shall serve as the Chief Executive Officer of the Company as of the Effective Date, and the Company desires to secure the Executive’s services for the Company in this role, and the Executive is willing to make such services available to the Company; and

WHEREAS, for purposes of securing the Executive’s services for the Company, the Company has directed the proper officers of the Company to enter into an amended employment agreement with the Executive on the terms and conditions set forth herein; and

WHEREAS, this Amended Employment Agreement supersedes and replaces the Employment Agreement entered by the Company and Executive on or about February 21, 2022; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the Company and the Executive hereby agree as follows:

1.
Employment; Employment Period.
(a)
The Company hereby agrees to employ the Executive as Chief Executive Officer, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be effective as of the Effective Date and will remain in effect until it is terminated by either the Company or the Executive (the “Employment Period”). For the avoidance of doubt, the Executive is employed on an at-will basis.
(b)
The Executive hereby represents and warrants to, and covenants with, the Company that the execution and delivery by him of this Agreement does not, and his performance of his obligations hereunder will not, constitute a breach of any agreement, written or oral, to which he is a party or by which he is bound, and will not subject the Company to any claims by Executive’s current or former employer(s), business partners or affiliates.
(c)
Notwithstanding anything herein contained to the contrary, (i) the Executive’s employment with the Company may be terminated by the Company or the Executive during the Employment Period, subject to the terms and conditions of this Agreement and (ii) nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Company and the Executive may mutually agree in writing and signed by an authorized Company representative and the Executive.

(d)
For purposes of this Agreement, the term “Post-Employment Period” shall mean the period of time commencing on the date of any such termination of employment (the“Termination Date”) and ending twelve (12) months after the Termination Date.

(e)
Any termination of the Executive’s employment (regardless of which party initiated the termination, or the reason(s) or lack thereof) shall constitute an automatic resignation of the Executive as an officer of the Company, if applicable, and each affiliate of the Company, if any, an automatic resignation of the Executive from the Board of Directors and from the board of directors or similar governing body of any affiliate of the Company, if any, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate, if any, holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such affiliate’s designee or other representative, as well as an automatic resignation of any other position, title or responsibility the Executive has with the Company or any of the foregoing.

(f)
Termination of the employment relationship shall not affect any right or obligation of any party which is accrued or vested prior to such termination, nor shall termination of the employment relationship impact any post-employment obligations under this Agreement.
2.
Duties and Positions.

While employed by the Company, the Executive shall devote his full business time and attention to the business and affairs of the Company and shall use his reasonable best efforts to advance the interests of the Company and its subsidiaries and perform such duties as are consistent with his position as Chief Executive Officer, and as may be assigned to him by the Board of Directors of the Company (the “Board of Directors”).

3.
Base Salary, Incentive Compensation.
(a)
In consideration of the services rendered by the Executive under this Agreement, the Company shall pay to the Executive during the period the Executive is employed by the Company pursuant to this Agreement a base salary at the rate of $410,000 per annum (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s customary payroll practices, but not less frequently than in approximately equal monthly installments. The Base Salary shall be reviewed on at least an annual basis, and may be upwardly adjusted as determined by the vote of the Board of Directors.
(b)
The Executive will be eligible to participate in the annual 60% of Base Salary executive target bonus depending on the Company and the Executive individual results as determined by the Board of Director and consistent with any bonus metrics issued by the Company. The 2023 bonus will be pro-rata for two months (November and December). The 2023 and 2024 bonus will be payable in RSU’s that will be net settled for taxes.
(c)
The Company will grant the Executive a promotion equity award of 500,000 nonqualified stock options (“Options”) to be granted with an exercise price of fair market value on the date of grant. The Options will be subject to all terms, vesting schedules, and other provisions set forth in the Company’s 2023 Equity Incentive Plan and an option agreement under the Plan. The Options will be subject to a four-year vest period with 25% vesting on the first

2

anniversary of the Effective Date and the remainder vesting pro-rata on a quarterly basis over the following 12 quarters subject to the Executive’s continued employment through each vesting date. Upon a Change in Control, subject to Executive remaining an employee of the Company through such Change in Control, all remaining unvested shares subject to the Executive’s outstanding options or other compensatory equity awards covering shares of the Company’s common stock will accelerate vesting in full as of immediately prior to the completion of the Change in Control.

For purposes of this Section 3(d), “Change in Control” means the occurrence of the first to occur of any of the following events:

(i)
Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board of Directors will not be considered a Change in Control; or
(ii)
Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors (“Directors”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve

(12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

4.
For purposes of this Change in Control definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined in Section 7 below). Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s

3

securities immediately before such transaction. Executive Benefit Plans and Programs; Working Facilities and Expenses.
(a)
The Executive shall be entitled to accrue up to twenty-five (25) days of paid vacation time annually during the Employment Period and such other paid holiday days, if any, subject to the Company’s policies and practices concerning paid vacation time and holidays. Once the Executive accrues twenty-five (25) days of paid vacation, no further vacation will accrue until the accrued vacation is less than twenty-five (25) days. The Executive shall also be entitled to paid sick leave in accordance with the Company’s policies as such policies may exist from time to time.
(b)
While employed by the Company, and subject to the Company’s right to amend, modify or terminate any plan or program, the Executive shall be entitled to participate in and receive benefits under all of the Company’s employee welfare benefit plans and programs, as the Company may maintain from time to time, in accordance with the terms and conditions of such plans and programs and in accordance with the Company’s customary practices.

(c)
During the term of this Agreement and while employed by the Company, the Executive’s principal place of employment shall be at the Company’s facilities in Colorado or such other location as the Executive and the Company may mutually agree upon. During such period, the Company shall not be entitled to permanently transfer the Executive to another state without the Executive’s prior written consent. During such period, the Company shall also reimburse the Executive for his reasonable ordinary and necessary business expenses, including travel and reasonable entertainment expenses incurred in connection with the performance of his duties under this Agreement, upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require and in accordance with the terms of the Company’s expense reimbursement policy as may be in effect from time to time.
5.
Termination of Employment with Severance Benefit.
(a)
In the event that the Executive’s employment with the Company shall terminate during the Employment Period (a “Separation from Service) on account of:
(i)
the Executive’s voluntary resignation from employment with the Company, after one or more of the following occurs (whether through a single action or series of actions) without the Executive’s written consent: (A) a material reduction in the Executive’s then-current Base Salary; or (B) a material breach by the Company of this Agreement by the Company; or (C) the Company’s requiring the Executive to move his residence or be based at any office or location other than as provided in Section 4 or as otherwise mutually agreed upon by the Executive and the Company; or (D) a material adverse change in the Executive’s working conditions, functions, duties, reporting relationship, or responsibilities; provided, however, in each case of the foregoing clauses

(A) through (D), an event or action will not give the Executive grounds to terminate the Executive’s employment with the Company for Good Reason unless (1) the Executive gives the Company written notice within thirty (30) days after the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than thirty (30) days after receiving such written notice from the Executive (the “Cure Period”), and (3) the Executive

4

terminates the Executive’s employment within thirty (30) days following the end of the Cure Period; or

(ii)
the discharge of the Executive by the Company for any reason other than for Cause as provided in Section 6(a) and not due to the Executive’s death as provided in Section 5(b) or Disability as provided in Section 5(c), including a discharge without Cause within (6) months after a Change in Control (the occurrence of either 5(a)(i) or

(ii) a “Compensated Termination”);

then, subject to Section 7, the Company shall pay or provide, as applicable, to the Executive:

(iii)
his earned but unpaid salary, earned but unpaid bonus compensation, and accrued but unused vacation time, if applicable, as of the date of the termination of his employment with the Company;

(iv)
the benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs in accordance with the Company’s regular payroll practices;
(v)
reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;
(vi)
severance pay at the rate of the Base Salary then in effect, payable monthly, for the Post-Employment Period.

(vii)
the gross amount it will cost the Executive to maintain continued health, dental, vision, and medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Post-Employment Period based on the level of coverage, if any, in place on the date the Executive’s employment is terminated, regardless of whether the Executive elects such coverage via COBRA
(b)
In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of the death of the Executive while employed by the Company, the Company shall pay to the Executive’s surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to his estate, in addition to any other benefits to which he (or the legal representative of his estate, as applicable) is then entitled under the Company’s applicable benefit plans and programs, in a lump sum within thirty (30) days following the date of the Executive’s death, his earned but unpaid salary as of the date of Executive’s death, and, subject to Section 7(b), severance pay with an aggregate value equal to the sum of six (6) months of the Executive’s Base Salary at the rate in effect on the date of Executive’s death.
(c)
In the event that the Company terminates Executive’s employment with the Company during the Employment Period due to the Executive’s Disability, the Company shall pay to the Executive, in addition to any other benefits to which he is then entitled under the Company’s applicable benefit plans and programs, (i) in a lump sum within thirty (30) days of the date of such termination due to Disability, his earned but unpaid salary as of the date of the

5

termination of his employment with the Company, and (ii) subject to Section 7(b), severance pay with an aggregate value equal to the sum of six (6) months of the Executive’s Base Salary at the rate in effect on the date of such termination for Disability, payable in equal monthly installments through the Post- Employment Period.

For purposes of this Agreement, “Disability” means the Executive’s total and permanent disability within the meaning of the Company’s long-term disability plan for employees, if any, or if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of the Executive, with or without reasonable accommodations as may be required by law, in accordance with the Executive’s obligations under Section 2 hereof for a period of one hundred and twenty (120) consecutive days or for non- consecutive days aggregating one hundred eighty (180) days during any three hundred sixty-five (365) day period.

6.
Termination without Severance.

In the event that the Executive’s employment with the Company shall terminate during the Employment Period (a separation from service) on account of:

(a)
the discharge of the Executive for “Cause”, which, for purposes of this Agreement, shall mean a discharge because: (i) the Executive has intentionally and willfully failed to perform his assigned duties under this Agreement (including failure due to drug or alcohol use but otherwise excluding failure resulting from incapacity due to physical or mental illness) in any material respect and the Executive has not cured such failure within thirty (30) days following written notice thereof from the Company; (ii) the Executive has engaged in illegal conduct in connection with his performance of services for the Company (other than minor traffic infractions or similar conduct); (iii) the Executive has been convicted of, or pleaded guilty or nolo contendere (or similar plea) to, a felony or a crime of moral turpitude; (iv) the Executive has intentionally and willfully violated, in any material respect, any law, rule, regulation, written agreement, Company policy, or final cease-and-desist order with respect to his performance of services for the Company; or (v) the Executive has intentionally and willfully breached in any material respect the material terms of this Agreement and the Executive does not cure such failure within thirty (30) days following written notice thereof from the Company; or
(b)
the Executive’s voluntary resignation from employment with the Company for reasons other than those specified in Section 5(a)(i);

then the Company shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary, accrued but unused vacation, and earned but unpaid bonus compensation, if applicable, as of the date of the termination of his employment with the Company and the provision of such other benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs.

For purposes of Section 6(a) above, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. In addition,

6

the Company is not required to provide more than one opportunity to cure for the same or similar behavior or conduct.

7.
Conditions to Receipt of Severance.

(a)
Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 5 will be subject to the Executive (or an authorized representative of his estate, if applicable) signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the date of termination of the Executive’s employment with the Company (such deadline, the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Executive will forfeit any rights to severance or benefits under Section 5 of this Agreement. In no event will severance payments or benefits under Section 5 be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 7(b), any installment payments that would have been made to the Executive during the sixty (60) day period immediately following the termination of Executive’s employment with the Company but for the preceding sentence will be paid to the Executive on the sixtieth (60th) day following the termination of the Executive’s employment with the Company and the remaining payments will be made as provided in the Agreement.
(b)
Section 409A.
(i)
The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of the Executive’s employment or similar phrases used in this Agreement will mean the Executive’s “separation from service” within the meaning of Section 409A.
(ii)
Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 7.
(iii)
Notwithstanding any provisions to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service (other than due to the Executive’s death), then the Deferred Payments that are payable within the first six (6) months following the Executive’s separation from service, will, to the extent required to be delayed pursuant to

7

Section 409A(a)(2)(B) of Internal Revenue Code of 1986, as amended (the “Code”), become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the date six (6) months following the Executive’s separation from service, then any payments delayed in accordance with this subsection (iii) will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to such payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)
The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Executive have any discretion to choose the Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless the Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
(v)
To the extent necessary to comply with Section 409A, reimbursements of expenses will be subject to this subsection (v). No right to the reimbursement of expenses pursuant to this Agreement will be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement pursuant to this Agreement during the Executive’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year of the Executive. Any reimbursement of expenses pursuant to this Agreement will be limited to the duration of the Executive’s lifetime or such shorter period as set forth in this Agreement. Any reimbursements will be paid no later than last day of the taxable year of the Executive immediately following the taxable year in which the expense is incurred by the Executive.
(vi)
The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
(vii)
For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and formal guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to

8

time.

8.
Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company, its successors and assigns, including any successor by merger or consolidation or conversion to stock form or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Any such successor of the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company, and the Executive’s obligations hereunder shall continue in favor of such successor.

9.
Notices.

Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered if delivered personally or sent by overnight courier, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Company — Chair of the Board of Directors

7442 S. Tucson Way Centennial, CO 80104

If to Executive —

Brian Knaley […]

10.
Dispute Resolution.

Any dispute, claim or controversy arising out of or relating to the rights or obligations of the parties under this Agreement, or the interpretation or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA. Any party may commence arbitration hereunder by delivering notice to the other party or parties to the dispute, claim or controversy. The arbitration shall be conducted by one (1) arbitrator designated by the AAA under its rules. The arbitrator will be bound by the substantive law of the State of Colorado, but will not be bound by the laws of evidence and procedure customary in courts of law. The arbitrator shall be required to submit a written statement of his or her findings and conclusions within ninety (90) days after the later of the conclusion of the arbitration hearing or the submission of a transcript of the proceedings, if the proceedings were transcribed. The award of the arbitrator shall be final, binding and conclusive on the parties; provided that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrator shall be bound by

9

such restrictions. Judgment upon the award may be entered in any Colorado or United States court having jurisdiction thereof. The arbitration proceedings shall be conducted in Denver, Colorado. The parties shall equally split the expenses of the arbitrator, unless otherwise prohibited by law, in which case the Company shall bear the costs of arbitration (i.e., the fees charged by the AAA and the arbitrator). The arbitrator shall determine in his or her award which party is the non- prevailing party in such arbitration (which determination shall be final and binding on the parties), and the non-prevailing party shall pay the reasonable legal and expert witness fees and costs, including the fees and costs of the arbitration, of the prevailing party, unless otherwise prohibited by law.

11.
Covenant Not to Compete; Non-Solicitation, Confidentiality, Non-Disparagement, Intellectual Property.
(a)
The Executive hereby covenants and agrees that, during the Employment Period, and following the termination of his employment with the Company, then for the applicable period set forth on Exhibit A hereto following the date of his termination of employment with the Company, the Executive shall not, other than through the Company, either acting alone or through another entity, directly or indirectly, engage in Competitive Activities (as defined below); provided, however, that the Executive may own, directly or indirectly, solely as a passive investment, securities of any such entity if the Executive does not, directly or indirectly, own 1% or more of the equity or of any voting class of securities of such entity. For purposes of this Agreement, “Competitive Activities” shall mean being employed by, owning, managing, consulting for or otherwise providing services, directly or indirectly, to any person (i) developing or manufacturing or marketing or distributing lasers or laser components or (ii) involved in the business of the Company as then being conducted. Executive acknowledges that the covenant not to compete set forth in this paragraph is for the protection of trade secrets and is no broader than is reasonably necessary to protect the Company's legitimate interest in protecting trade secrets.
(b)
Executive acknowledges that the covenant set forth in this paragraph (b) is for the protection of trade secrets and is no broader than is reasonably necessary to protect the Company's legitimate interest in protecting trade secrets. The Executive hereby covenants and agrees that, during his employment by the Company, and following the termination of his employment with the Company for the applicable period set forth on Exhibit A hereto, he shall not, without the prior written consent of the Company, either directly or indirectly:
(i)
solicit, recruit or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries, who was such an officer or employee at the time of the Executive’s termination of employment, to terminate his employment with the Company or any of its subsidiaries;
(ii)
provide any information, advice or recommendation with respect to any such officer or employee of any person or entity that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officeror employee of the Company or any its subsidiaries, who was such an officer or employee at the time of the Executive’s termination of employment, to terminate his employment with the Company or any of its subsidiaries; or

10

(iii)
solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer or prospective customer of the Company or any of its subsidiaries to terminate an existing business or commercial relationship, or fail to consummate a business or commercial relationship, as the case may be, with the Company or any of its subsidiaries.
(c)
The Executive acknowledges that in his employment with the Company the Executive will occupy a position of trust and confidence. The Executive shall not, except as may be required to perform the Executive’s duties for the Company or as required by applicable law, without limitation in time or until such information shall have become generally available to the public other than by the Executives unauthorized disclosure, disclose to others or use (for the benefit of Executive or any other person), whether directly or indirectly, any Confidential Information regarding the Company. “Confidential Information” shall mean information about the Company or any of its subsidiaries, that was learned by the Executive (from whatever source) in the course of the Executive’s employment with the Company, including (without limitation) any proprietary knowledge; trade secrets; data; client and customer lists; the identities of business partners; employee data; financial, marketing, sales, forecast, budget, and non-public business information; business methods or plans; marketing and sales strategies; product or service development strategies; and all documents, papers, resumes, and records (in whatever medium) containing, incorporating or reflecting such Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any such information which Executive can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to Executive; (ii) becomes publicly known or made generally available after disclosure by the Company to Executive through no wrongful action or omission by Executive; or (iii) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. In addition, this Agreement does not prohibit disclosure of information that arises from Executive's general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Executive otherwise has a right to disclose as legally protected conduct. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that the Company derives substantial benefit from maintaining such information in confidence.

(d)
Other than in the performance of Executive’s duties for Company, Executive will not remove from Company’s premises, including at the time of Executive’s separation from the Company’s employ, any Company Property or Confidential Information in any form, whether an original, copy or reproduction. “Company Property” includes, but is not limited to, all tangible property; any written, printed or otherwise recorded information, including documents, records, reports and notes; data in any form, including (but not limited to) magnetic, optical or other electronic versions thereof or other written, computer-readable or magnetically or electronically stored information; computer equipment; computer disks and files; I.D. cards, access cards and keys; and other materials made or compiled by, or made available to Executive during his employment by the Company, and any copies thereof, whether or not they contain Confidential Information. Company Property is and at all times shall

11

be the sole and exclusive property of the Company. Upon termination of Executive’s employment, or at any time when requested by the Company, Executive will leave with or return to the Company all Company Property then in Executive’s possession.
(e)
The Executive acknowledges and agrees that the restrictions contained in Sections 11(c) and (d) hereof are necessary to protect the business interests of the Company. The Executive agrees that each of the restrictions contained in Sections 11(c) and (d) shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company except as to compensation. The Executive agrees that the existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Agreement, except as to compensation.
(f)
During the Executive’s employment with the Company, the Executive shall not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity, and the Executive shall not bring on to the premises of the Company or any affiliate any unpublished document or proprietary information belonging to any such former employer, person or entity, unless consented to in writing by the former employer, person or entity. The Executive represents that the Executive has not improperly used or disclosed any proprietary information or trade secrets of any other person or entity during the application process or while employed or affiliated with the Company. The Executive also acknowledges and agrees that the Executive is not subject to any contract, agreement, or understanding that would prevent the Executive from performing the Executive’s duties for the Company or otherwise complying with this Agreement. To the extent the Executive violates this provision, or the Executive’s employment with the Company constitutes a breach or threatened breach of any contract, agreement, or obligation to any third party, the Executive shall indemnify and hold the Company harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from, any such violation or threatened violation.

(g)
The Executive acknowledges and agrees that in the event of a breach of this Agreement by Executive, the Company will suffer irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief against Executive by injunction or otherwise from any court of competent jurisdiction.
(h)
During the Employment Period and thereafter, Executive shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities or any products or services offered by any of these, except to the extent specifically required or authorized by law. During the Employment Period and thereafter, so long as they remain employed by the Company, the Company’s executive leadership shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging the Executive, except to the extent specifically required or authorized by law.
(i)
Executive agrees that he will disclose promptly and fully to the Company all

12

works of authorship, inventions, discoveries, concepts, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Executive develops, makes, works on or conceives, individually or jointly with others during the Employment Period, whether or not in the course of Executive’s work for the Company or with the use of the Company’s time, materials or facilities and which is, or by reasonable extension could be, in any way related or pertaining to or connected with the present or presently anticipated business, development, work or research of the Company or which results from or are suggested by any work Executive may do for the Company, and whether produced during normal business hours or on personal time (collectively the “Work Product”). Work Product shall further include any of the foregoing conceived, made, reduced to practice, developed or perfected by Executive within six (6) months after termination of the Employment Period. Work Product shall not include any Prior Inventions (as defined below). Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other documents, which shall be considered Company Property.

(j)
For the purposes of this Agreement, “Prior Inventions” all mean any and all inventions, discoveries, concepts, original works of authorship, developments, improvements, enhancements, trade secrets and other proprietary information or intellectual property rights owned by the Executive or in which the Executive has an interest in prior to the Employment Period (“Prior Inventions”), including those listed in Exhibit B attached hereto, and any applications claiming the benefit thereof or otherwise including subject matter thereof.
(k)
To the fullest extent permitted by law, the Executive agrees that all right, title and interest, including all Intellectual Property Rights (as defined below), in and to the Work Product are hereby irrevocably assigned to the Company and shall become the exclusive property of the Company without any further act required of the Executive. To the extent permitted, Work Product constituting a work of authorship under the Copyright Act shall be deemed a “work made for hire” of the Company at the time of creation. The parties intend that any and all copyright and other Intellectual Property Rights in the Work Product, including without limitation any and all rights to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company. Consistent with the recognition of the Company’s absolute ownership of all Work Product, the Executive agrees that he shall not (i) use any Work Product for the benefit of any person other than the Company or (ii) grant any other person or entity any rights in the Work Product.
(l)
The Company and its nominees solely shall have the right to use and apply for common law and statutory protections of the Work Product, including all patents, copyrights, mask work rights, and other intellectual property rights, in any and all countries and jurisdictions. Executive agrees to assist the Company, or its designee, at the Company’s expense, to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for, obtain, perfect and assign such rights in the name of the Company. Executive further agrees that Executive’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of the Employment Period and of this Agreement. If, following 10 days written notice from the Company, the Executive fails, refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, Executive hereby

13

appoints any of the Company’s officers as Executive’s attorney-in-fact to execute such documents on his behalf. This power of attorney is coupled with an interest and is irrevocable without the Company’s prior written consent.

(m)
For purposes of this Agreement, the term “Intellectual Property Rights” shall mean, on a world-wide basis, any and all now known or hereafter known tangible and intangible (i) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask works, (ii) trademark and trade name rights and similar rights, including all goodwill associated therewith (iii) trade secret rights and database rights, (iv) patent rights, all rights associated with designs, algorithms, computer programs, methods of doing business, ideas, concepts, techniques, inventions (whether patentable or not), processes and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force, both domestic and foreign (including any rights in any of the foregoing).
(n)
The Executive represents and warrants to the Company that (i) there are no agreements, understandings or claims that would adversely affect Executive’s ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Executive has the legal right to grant the Company the assignment of his interest in the Work Product as set forth in this Agreement; and (iii) Executive has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for such of the foregoing that the Executive and the Company have a right to use for the purposes for which it will be used.
(o)
Executive understands that nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.
12.
Permitted Communications.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self- regulatory organization, or any other federal or state regulatory authority or administrative agency, or responding to any duly authorized subpoena.

14

13.
Miscellaneous.

As a condition of employment hereunder, Executive shall cooperate with the Company’s human resource protocols applicable to officers and directors and employee generally. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any relevant jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other relevant jurisdiction, but this Agreement shall be reformed in such jurisdiction to the minimum extent necessary to remove or modify any portion of any such invalid, illegal or unenforceable provisions necessary to make the balance of such provision valid, legal and enforceable; if such provision cannot be so reformed, it shall be severed, and the remaining provisions and terms of the Agreement shall remain in full force and effect. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law, regulation or benefit plan or program. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without reference to conflicts of law principles. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. For all purposes of this Agreement, any reference to subsidiaries of the Company shall be deemed to refer to any entity of which the Company is a direct or indirect owner of 50% or more of (x) the combined voting power of shares of all classes of stock if such entity is a corporation, (y) the combined voting power, the capital interest or the profits interest if such entity is a partnership or limited liability Company or (z) the beneficial interest if such entity is a trust or unincorporated enterprise. Any reference to a section number, or to herein, hereof or hereunder, shall, except to the extent specified otherwise, be deemed to refer to a section of this Agreement. This Agreement, together with any of the Executive’s award agreements (to the extent not modified hereby) and the Company’s equity plans in each case governing the terms of the Executive’s outstanding equity awards covering shares of the Company’s common stock (the “Award Documents”), contains the entire agreement of the parties relating to the subject matter hereof and thereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof and thereof, including, but not limited to, the Employment Agreement originally entered into by the parties, and the offer letter between the Company and Executive dated November 16, 2023. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. From and after the date hereof, this Agreement shall supersede any agreement between the parties with respect to the subject matter hereof (with the exception of any Award Documents), and the Executive shall not be entitled to any payments under any such agreement. The language used in this Agreement will be deemed to be language chosen by the Executive and the Company to express their mutual intent, and no rules of strict construction will be applied against either party.

15

[Remainder of Page Intentionally Left Blank]

16

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, effective as of the day and year first above written.

COMPANY:

Nuburu, Inc.

By:

Title: Executive Chair

Ron Nicol

EXECUTIVE:

Brian Knaley

16

EXHIBIT A

TERMINATION OF EMPLOYMENT/IMPACT ON SECTION 11 RESTRICTIVE COVENANTS

Employment Termination Event	Covenant not to Compete (Section 11(a)); Nonsolicitation (Section 11(b)) – Applicable Periods
Involuntary termination by Company with “Cause”	Noncompetition period –Post-Employment Period Nonsolicitation period – 24 months
Voluntary termination by Executive without “Good Reason”	Noncompetition period –Post-Employment Period Nonsolicitation period – 24 months
Voluntary termination by Executive with “Good Reason”	Noncompetition period –Post-Employment Period (provided Company is not in breach of its post termination obligations hereunder) Nonsolicitation period – 24 months
Involuntary termination by Company without “Cause”	Noncompetition period – Post-Employment Period (provided Company is not in breach of its post termination obligations hereunder) Nonsolicitation period – 24 months

16

Exhibit 10.49

Certain information has been omitted from this exhibit in places marked “[***] because it contains personally identifiable information omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is effective as of January 1, 2024 (the “Effective Date”), and it amends portions of the Employment Agreement entered into by and between Nuburu, Inc., a Delaware corporation (the “Company”), and Brian Faircloth, an individual residing […] (“Employment Agreement”).

WHEREAS, the Parties desire for the Executive to continue serving as the Company’s Chief Operating Officer, but wish to modify some of the terms and conditions of the Executive’s continuing employment;

WHEREAS, this Agreement amends only those portions of the Employment Agreement as expressly set forth below, with the remaining provisions of the Employment Agreement unchanged;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, including but not limited to the Executive’s continued employment with the Company, the Company and the Executive hereby agree as follows:

1.
Employment; Employment Period.

The Employment Period in Section 1(a) of the Employment Agreement shall be the period of time during which the Executive is employed by the Company as Chief Operating Officer, subject to termination as set forth in the Employment Agreement. For the avoidance of doubt, the Executive is employed on an at-will basis. Any references to expiration of the Employment Agreement, whether in Section 1(a) or any other Section of the Employment Agreement, are eliminated, and superseded and replaced by this Amendment.

Subsection 1(d) in the Employment Agreement is deleted in its entirety, and replaced with the following language: Any termination of the Executive’s employment (regardless of which Party initiated the termination, or the reason(s) or lack thereof) shall constitute an automatic resignation of the Executive as an officer of the Company, if applicable, and each affiliate of the Company, if any, an automatic resignation of the Executive from the Board of Directors and from the board of directors or similar governing body of any affiliate of the Company, if any, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate, if any, holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such affiliate’s designee or other representative, as well as an automatic resignation of any other position, title or responsibility the Executive has with the Company or any of the foregoing. For purposes of this Agreement, the term “Remaining Employment Period” shall mean the Post-Employment Period (as defined below).

16

A new Subsection 1(e) is added: Termination of this Agreement and the employment relationship shall not affect any right or obligation of any Party which is accrued or vested prior to such termination, nor shall termination of the employment relationship impact any post-employment obligations under this Agreement.

4. Executive Benefit Plans and Programs; Working Facilities and Expenses.

Section 4(a) is replaced with the following language: The Executive shall be entitled to accrue and use up to twenty-five (25) days of paid vacation time annually during the Employment Period subject to the Company’s policies and practices concerning paid vacation time. The Executive may also be eligible to receive paid time off for certain holidays, consistent with the Company’s holiday pay policy. Once the Executive accrues twenty-five (25) days of paid vacation, no further vacation will accrue until the Executive’s balance falls below (25) days cap. The Executive shall also be entitled to paid sick leave in accordance with the Company’s policies and applicable law. The Executive may be eligible to receive certain other benefits, pursuant to Company policy and applicable law.

5. Termination of Employment with Company Liability.

The Section 5 heading shall be replaced with: Termination of Employment with Severance Benefit.

Section 5(a)(iii) shall be replaced with the following language: his earned but unpaid Base Salary and any other earned, vested, and determinable compensation (if any), and accrued but unused vacation time, if applicable, as of the date of the termination of his employment with the Company.

The Company shall pay the Executive the amounts set forth in Section 5(a)(iii) – (v) upon the Executive’s separation from the Company, regardless of the reason for the separation and regardless of whether the Executive executes a release.

In addition, and subject to Section 7(a) (as set forth below), the amount of severance, as referenced in Section 5(a)(vi) and (vii) shall be replaced with: (vi) Severance, consisting of: (a) pay at the rate of the Executive’s Base Salary then in effect, payable monthly, for a period of twelve (12) months following the date on which the Executive’s employment with the Company terminates (the “Termination Date”) (the “Post Employment Period”), and (b) the gross amount it will cost the Executive to maintain continued health, dental, vision, and medical benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the Post-Employment Period based on the level of coverage, if any, in place on the date the Executive’s employment is terminated, regardless of whether the Executive elects such coverage via COBRA.

Section 5(b) is replaced with the following language: In the event that the Executive’s employment with the Company terminates during the Employment Period on account of the Executive’s death, the Company shall pay to the Executive’s surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to the Executive’s estate, in addition to any other benefits to which the Executive (or the legal representative of the Executive’s estate, as applicable) is then entitled under the Company’s applicable benefit plans

16

and programs, in a lump sum within thirty (30) days following the date of the Executive’s death, the Executive’s earned but unpaid salary as of the date of Executive’s death, and, subject to Section 7(a) (as amended), severance pay with an aggregate value equal to the sum of six (6) months of the Executive’s Base Salary at the rate in effect on the date of Executive’s death.

In the event that the Company terminates Executive’s employment with the Company during the Employment Period due to the Executive’s Disability, the Company shall pay to the Executive, in addition to any other benefits to which he is then entitled under the Company’s applicable benefit plans and programs, (i) in a lump sum within thirty (30) days of the date of such termination due to Disability, the Executive’s earned but unpaid salary as of the date of the termination of the Executive’s employment with the Company, and (ii) subject to Section 7(a) (as amended), severance pay with an aggregate value equal to the sum of six (6) months of the Executive’s Base Salary at the rate in effect on the date of such termination for Disability, payable in equal monthly installments through the Post-Employment Period. For purposes of this Agreement, “Disability” means the Executive’s total and permanent disability within the meaning of the Company’s long-term disability plan for employees, if any, or if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of the Executive, with or without reasonable accommodations as may be required by law, in accordance with the Executive’s obligations under Section 2 hereof for a period of one hundred and twenty (120) consecutive days or more, or for non-consecutive days totaling one hundred eighty (180) days or more during any three-hundred-and-sixty-five (365) day period.

7. Conditions to Receipt of Severance.

A new subsection (a) is added to Section 7:

(a)
Separation Agreement and Release of Claims. The receipt of any severance and other benefits pursuant to Section 5(a)(vi) and (vii) (as amended) will be subject to the Executive (or an authorized representative of the Executive’s estate, if applicable) signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the date of termination of the Executive’s employment with the Company (such deadline, the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Executive will forfeit any rights to severance or benefits under Section 5(a)(vi) and (vii) of this Agreement. In no event will severance payments or benefits under Section 5(a)(vi) and (vii) be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 7(b), any installment payments that would have been made to the Executive during the sixty (60) day period immediately following the termination of Executive’s employment with the Company but for the preceding sentence will be paid to the Executive on the sixtieth (60th) day following the termination of the Executive’s employment with the Company and the remaining payments will be made as provided in the Agreement.

10. Dispute Resolution.

16

Section 10 is amended as follows: The parties shall equally split the expenses of the arbitrator and the AAA, unless otherwise prohibited by law, in which case the Company shall bear the costs of arbitration (i.e., the fees charged by the AAA and the arbitrator). Further, the arbitrator shall be required to submit a written statement of findings and conclusions within ninety (90) days after the later of the conclusion of the arbitration hearing or the submission of a transcript of the proceedings, if the proceedings were transcribed.

12. Permitted Communications.

Subsection 12 shall be superseded and replaced in its entirety by the following language: Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from communicating with, responding to an inquiry or subpoena from, filing a charge or complaint with, providing testimony before, or otherwise cooperating with any federal, state, or local regulatory authority or administrative agency, including, without limitation, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the National Labor Relations Board, the Colorado Civil Rights Division, in connection with the authority or agency’s investigation of unlawful activities in the workplace. Additionally, nothing in this Agreement limits Executive’s right to seek confidential legal advice. Further, nothing in this Agreement limits the Executive’s right to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice. The Parties acknowledge and agree that this Agreement complies with all applicable local, state, and federal laws that protect the right to disclose information about unlawful conduct in the workplace. Notwithstanding the foregoing, in making any authorized disclosures or communications, Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. The Executive understands that, in accordance with the Defend Trade Secrets Act of 2016, an individual cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official (either directly or indirectly), or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in a court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to a court order.

[Remainder of Page Intentionally Left Blank]

5

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment, effective as of the day and year first above written; except as expressly modified above, the remainder of the Employment Agreement remains unchanged and in full effect.

Executive

Name (printed):___________________________________

Signature:_______________________________________

Date:___________________________________________

Nuburu, Inc.

Name and Title: Brian Knaley, Chief Executive Officer

Signature: ______________________________________

Date:__________________________________________

31360624_v1

Exhibit 31.3

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Ron Nicol, certify that:

(1)
I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of Nuburu, Inc.;
(2)
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 29, 2024	By:	/s/ Ron Nicol
Ron Nicol
Executive Chairman
(Principal Executive Officer)

Exhibit 31.4

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Brian Knaley, certify that:

(1)
I have reviewed this Amendment No. 1 to the Annual Report on Form 10-K of Nuburu, Inc.;
(2)
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: April 29, 2024	By:	/s/ Brian Knaley
Brian Knaley
Chief Executive Officer
(Principal Financial and Accounting Officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2024, the Board of Directors (the “Board”) of Nuburu, Inc. (the “Company”) approved an increase in the size of the Board from seven to eight directors and appointed Matteo Ricchebuono and Alessandro Zamboni to the Board. Mr. Ricchebuono and Mr. Zamboni will serve as Class I directors, with initial terms expiring at the Company’s 2026 Annual Meeting of Stockholders.

Mr. Ricchebuono, 49, is currently the President and Chief Executive Officer of SFE Société Financière Européenne SA. Mr. Ricchebuono has also served since May 2014 as a member of the Board Monaco MC of Groupe Financier de Gestion SAM, which is the investment manager of GFG Funds, a Luxembourg SICAV that manages four fixed income-focused funds available for European distribution. Prior to this role, Mr. Ricchebuono was a partner of Global Funds Europe in London, United Kingdom (UK), from March 2014 through February of 2020. Global Funds Europe acts as a distributor of third-party investment funds to Italian institutional investors and is the sole distributor for Lazard Feres Gestion in Italy. Prior to this role, Mr. Ricchebuono was in the Institutional Client Group and in the Debt Capital Market Group with Deutsche Bank in London, UK, from April 2006 through January 2014. Prior to this role, Mr. Ricchebuono was with UBS in London, UK, from July 2005 through March 2006. Mr. Ricchebuono also served at the retail desk of Banca IMI in Milan, Italy, which developed a range of retail financial products. Mr. Ricchebuono holds a Masters degree in Economics from the Bocconi University in Milan, Italy. The Company believes Mr. Ricchebuono is qualified to serve on its Board based on his extensive experience in the financial services industry and capital raising.

Mr. Zamboni, 45, worked for 11 years as equity partner and managing director of the management consulting company NIKE Group S.p.A., now part of Accenture, which specializes in regulatory and internal controls for banks and insurance firms. In 2014, Mr. Zamboni founded The AvantGarde Group, a venture builder based in Milan, Italy, which launched “Supply@ME,” a working capital (inventory) monetization platform listed on the UK Main Market since 2020, and “RegTech Open Project,” an operational resilience software platform recently listed on the UK Main Market. He is also the founding member of DevoLab, the SDA Bocconi’ think tank group focused on exponential technologies and innovations. Mr. Zamboni is currently the Chief Executive Officer of Supply@ME Capital plc. Mr. Zamboni holds a Bachelor of Arts (BA) degree in Economics from the University of Turin in Turin, Italy. The Company believes Mr. Zamboni is qualified to serve on its Board based on his extensive experience with strategic investing, capital raising, and business consulting.

John Bolton, who has been serving as a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee, resigned from the Board. Mr. Bolton’s resignation was not as the result of any disagreement with the Company.

As previously disclosed in a Current Report on Form 8-K filed by the Company on April 4, 2024, the Company entered into a Securities Purchase Agreement with certain accredited investors named therein (the “Investors”), pursuant to which the Investors have the right to nominate two directors for election to the Board. Mr. Ricchebuono and Mr. Zamboni are the Investor nominees. As non-employee directors, Mr. Ricchebuono and Mr. Zamboni will receive the standard compensation and equity awards paid to non-employee directors of the Company. The Company will also enter into its standard indemnification agreement with each of Mr. Ricchebuono and Mr. Zamboni, the form of which has been filed previously

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Description

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	May 3, 2024	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 01, 2024

Nuburu, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39489	85-1288435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7442 S Tucson Way Suite 130
Centennial, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 767-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BURU	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Nuburu, Inc. (the “Company”) entered into a Pre-Funded Warrant Purchase Program (the “Program”), effective as of May 1, 2024, with strategic investors, pursuant to which from time-to-time the Company may sell and the investors may acquire pre-funded warrants, up to a total purchase price to the Company equal to $15 million. The exercise price for the pre-funded warrants is fully paid by the purchaser at closing and, as a result, such warrants may be exercised in the future without payment of additional exercise price. Investors will also receive a warrant to acquire the same number of shares covered by the pre-funded warrant for a purchase price equal to 150% of the relevant pre-funded warrant purchase price exercisable for a period of 5 years. Each specific transaction will be entered into on terms agreed by the parties; provided however, that in no case will the purchase price per share be less than 110% of the closing price per share of the Company’s common stock on the trading day immediately preceding the date of purchase. Contemporaneously with the acquisition of pre-funded warrants, the investors may also voluntarily convert outstanding notes previously issued by the Company. In consideration for the transactions being undertaken by the investors, the Company may issue additional shares for consideration, provided that any such issuances may not result in an effective direct or indirect discount to market price to the investors of greater than 30%.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 above is incorporated by reference. Pre-funded warrants and warrants issued under the Program are exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the securities are being offered and sold solely to accredited investors in private placements that do not involve any form of general solicitation. Because the securities offered are not being registered under the Securities Act, they may not be resold absent registration or an applicable exemption from registration requirements.

Item 7.01 Regulation FD Disclosure.

On May 6, 2024, the Company issued a press release announcing that it has been awarded an $850,000 Phase II contract by the National Aeronautics and Space Administration (“NASA”) to advance blue laser power transmission technology for Lunar and Martian applications, which is attached hereto as Exhibit 99.1.

The information furnished in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Description

99.1 Press Release, dated May 6, 2024

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuburu, Inc.

Date:	May 6, 2024	By:	/s/ Brian Knaley
		Name: Title:	Brian Knaley Chief Executive Officer

NUBURU ANNOUNCES A SECOND CONTRACT WITH NASA FOR NEXT-GENERATION BLUE LASER SPACE TECHNOLOGY

•
NASA and NUBURU to Demonstrate the Feasibility of Surface Power Management Solutions Using Blue Laser Technology

•
NUBURU’s Blue Laser Technology Provides a Unique Solution to Reduce the Size and Weight of Equipment Needed for Power Beaming Deployment on the Moon and Mars

CENTENNIAL, Colo., May 6, 2024 - NUBURU, Inc. (“NUBURU” or the “Company”) (NYSE American: BURU), a leading innovator in high-power and high-brightness industrial blue laser technology, today announced it has been awarded an $850,000 Phase II contract by the National Aeronautics and Space Administration (“NASA”) to advance blue laser power transmission technology as a unique solution to dramatically reduce the size and weight of the equipment needed for Lunar and Martian applications. This contract award builds upon NUBURU’s successful Phase I Small Business Innovation Research ("SBIR”) announced in August 2023.

NUBURU’s blue power beaming technology is a revolutionary rethinking of the electrical power grid for the unique Lunar and Martian environments – eliminating the need for transporting heavy copper or aluminum wires, which are neither economically nor logistically practical. The blue power beaming technology approach unlocks the dynamic distribution of power to moving rovers, temporary or permanent stations, and even remote habitats. NUBURU’s blue laser architecture enables a low Size, Weight, and Power (“SWaP”) design, clear visibility aiding navigation, efficient direct diode technology, and advanced direct bandgap solar cell technology for high electrical efficiency. This technology solution is directly aligned with the mission goal of NASA’s Artemis program, which aims to return humans to the moon permanently. The need has been outlined in NASA’s Moon to Mars Objectives in Lunar Infrastructure Goal 1.

In the initial phase I project, NUBURU demonstrated the scientific, technical, and commercial feasibility of its technology. During the Phase II program, NUBURU aims to scale up the power, range, and performance of the blue laser power beaming technology. This program will demonstrate the technology with hundreds of watts of power delivered at kilometer-scale range. Furthermore, NUBURU will advance its high-brightness laser source with a next-generation technology capable of extending the technology range to 10s of kilometers on the lunar surface.

"This second NASA contract is a testament to the innovative nature of our blue power beaming technology, which has the potential to revolutionize power management challenges facing NASA, other space operators, and many commercial enterprises today," stated Brian Knaley, CEO and CFO of NUBURU. "Our upcoming innovation, powered by NUBURU's state-of-the-art Blue Laser technology, is set to significantly decrease the size and weight of necessary equipment to meet routine mission demands."

Mr. Knaley continued, "In addition to Lunar applications, blue laser power beaming has terrestrial applications, including remote power solutions, disaster relief, and DoD contested logistics. NUBURU's unique high-brightness technology has additional applications in industrial, medical, and defense markets that benefit from this SBIR program funding and megamarkets like e-mobility, consumer, electronics, aerospace, healthcare, defense, energy, and industrial applications."

NASA’s SBIR program funds the research, development, and demonstration of innovative technologies that have significant potential for successful commercialization. The SBIR program is designed to drive these technologies to market in a three-phase process, ultimately resulting in commercialization and deployment. This Phase II effort will be a significant step forward towards validating the blue laser power beaming technology at a scale critical for commercial success.

For more information on NUBURU’s Blue Laser technology and capabilities, visit: www.nuburu.net.

For more information on NASA's Small Business Innovation Research/Small Business Technology Transfer (SBIR/STTR) program, visit https://www.nasa.gov/sbir_sttr/.

About NUBURU

Founded in 2015, NUBURU, Inc. (NYSEAM: BURU) is a developer and manufacturer of industrial blue lasers that leverage fundamental physics and their high-brightness, high-power design to produce faster, higher quality welds and parts than current lasers can provide in laser welding and additive manufacturing of copper, gold, aluminum and other industrially important metals. NUBURU’s industrial blue lasers produce minimal to defect-free welds that are up to eight times faster than the traditional approaches — all with the flexibility inherent to laser processing. For more information, please visit www.nuburu.net.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the anticipated use of proceeds from the private placement and relating to the conversion of the Convertible Notes and the exercise of the Warrants. All statements other than statements of historical fact contained in this press release may be forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “seek,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by NUBURU and its management, are inherently uncertain and many factors may cause the company’s actual results to differ materially from current expectations which include, but are not limited to: (1) the ability to continue to meet the security exchange’s listing standards; (2) failure to achieve expectations regarding its product development and pipeline; (3) the inability to access sufficient capital to operate as anticipated, whether from Lincoln Park Capital Fund, LLC or other sources; (4) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (5) changes in applicable laws or regulations; (6) the possibility that NUBURU may be adversely affected by other economic, business and/or competitive factors; (7) volatility in the financial system and markets caused by geopolitical and economic factors; (8) failing to realize benefits from partnerships; (9) the inability to deploy the capital raised efficiently; and (10) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in NUBURU’s most recent periodic report on Form 10-K or Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. NUBURU does not give any assurance that it will achieve its expected results. NUBURU assumes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Contacts:

Brian Knaley

Nuburu, Inc.

ir@nuburu.net

(720) 767-1400